SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of July 1, 1997

                                    Among

                             THE PRICE REIT, INC.,

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,

                                  as Agent

                                    and

                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO





                       TABLE OF CONTENTS


                            ARTICLE I

                            DEFINITION                          2
1.1  Defined Terms                                              2
1.2  Other Interpretive Provisions                             29
1.3  Accounting Principles                                     31

                            ARTICLE II

                            THE CREDIT                         31
2.1  The Revolving Credit                                      31
2.2  Notes                                                     33
2.3  Procedure for Borrowing                                   33
2.4  Conversion and Continuation Elections                     34
2.5  Voluntary Termination or Reduction of Commitments         36
2.6  Optional Prepayments                                      37
2.7  Mandatory Prepayments of Loans                            37
2.8  Repayment; Extension Option                               38
2.9  Interest                                                  39
2.10 Fees                                                      40
2.11 Computation of Fees and Interest                          41
2.12 Payments by the Company                                   42
2.13 Payments by the Banks to the Agent                        43
2.14 Sharing of Payments, Etc.                                 44

                            ARTICLE III

                      TAXES, YIELD PROTECTION AND ILLEGALITY   44
3.1  Taxes                                                     44
3.2  Illegality                                                48
3.3  Increased Costs and Reduction of Return                   49
3.4  Funding Losses                                            50
3.5  Inability to Determine Rates                              52
3.6  Reserves on LIBOR Rate Loans                              52
3.7  Certificates of Banks                                     53
3.8  Survival                                                  53

                            ARTICLE IV

                            CONDITIONS PRECEDENT               53
4.1  Conditions of Initial Loans                               53
4.2  Conditions to All Borrowings                              55

                            ARTICLE V

                            REPRESENTATIONS AND WARRANTIES     56
5.1  Corporate Existence and Power                             56
5.2  Corporate Authorization; No Contravention                 57
5.3  Governmental Authorization                                57
5.4  Binding Effect                                            58
5.5  Litigation                                                58
5.6  No Default                                                58
5.7  ERISA Compliance                                          58
5.8  Use of Proceeds; Margin Regulations                       61
5.9  Title to Properties                                       61
5.10 Taxes                                                     61
5.11 Financial Condition                                       61
5.12 Environmental Matters                                     62
5.13 Regulated Entities                                        63
5.14 No Burdensome Restrictions                                63
5.15 Solvency                                                  63
5.16 Labor Relations                                           63
5.17 Copyrights, Patents, Trademarks and Licenses, etc.        64
5.18 Subsidiaries                                              64
5.19 Broker's Transaction Fees                                 64
5.20 Insurance                                                 64
5.21 SEC Filings                                               64
5.22 Full Disclosure                                           65
5.23 REIT Status                                               65

                            ARTICLE VI

                            AFFIRMATIVE COVENANTS              65
6.1  Financial Statements                                      65
6.2  Certificates; Other Information                           66
6.3  Notices                                                   68
6.4  Preservation of Corporate Existence, Etc.                 70
6.5  Maintenance of Property                                   70
6.6  Insurance                                                 71
6.7  Payment of Obligations                                    71
6.8  Compliance with Laws                                      72
6.9  Inspection of Property and Books and Records              72
6.10 Environmental Laws                                        72
6.11 Use of Proceeds                                           73
6.12 Solvency                                                  73
6.13 Further Assurances                                        73
6.14 Qualification as a Real Estate Investment Trust           74

                            ARTICLE VII

                            NEGATIVE COVENANTS                 74
7.1  Limitation on Liens                                       74
7.2  Disposition of Assets                                     75
7.3  Consolidations and Mergers                                76
7.4  Loans and Investments                                     76
7.5  Limitation on Indebtedness                                78
7.6  Transactions with Affiliates                              79
7.7  Use of Proceeds                                           79
7.8  Contingent Obligations                                    80
7.9  Joint Ventures                                            80
7.10 Compliance with ERISA                                     80
7.11 Lease Obligations                                         81
7.12 Restricted Payments                                       81
7.13 Capital Expenditures                                      82
7.14 Net Operating Income                                      82
7.15 Tangible Net Worth                                        83
7.16 Change in Business                                        83
7.17 Change in Structure                                       83
7.18 Accounting Changes                                        83
7.19 Other Contracts                                           84
7.20 Other Prohibited Business Activities                      84
7.21 Financial Covenants.                                      84

                            ARTICLE VIII

                            EVENTS OF DEFAULT                  86
8.1  Event of Default                                          86
8.2  Remedies                                                  90
8.3  Rights Not Exclusive.                                     90

                            ARTICLE IX

                            THE AGENT                          91
9.1  Appointment and Authorization                             91
9.2  Delegation of Duties                                      91
9.3  Liability of Agent                                        91
9.4  Reliance by Agent                                         92
9.5  Notice of Default                                         92
9.6  Credit Decision                                           93
9.7  Indemnification                                           94
9.8  Agent in Individual Capacity                              95
9.9  Successor Agent                                           95

                            ARTICLE X

                            MISCELLANEOUS                      96
10.1  Amendments and Waivers                                   96
10.2  Notices.                                                 97
10.3  No Waiver; Cumulative Remedies                           98
10.4  Costs and Expenses                                       98
10.5  Indemnity                                                99
10.6  Marshalling; Payments Set Aside                         100
10.7  Successors and Assigns                                  101
10.8  Assignments, Participations, etc.                       101
10.9  Set-off                                                 105
10.10 Automatic Debits of Fees                                106
10.11 Notification of Addresses, Lending Offices, Etc.        106
10.12 Counterparts                                            106
10.13 Severability                                            106
10.14 No Third Parties Benefited                              107
10.15 Time                                                    107
10.16 Governing Law and Jurisdiction                          107
10.17 Waiver of Jury Trial                                    107
10.18 Entire Agreement                                        108
10.19 Collateral.                                             108
10.20 Survival.                                               108
10.21 Domicile of Loans                                       108
10.22 Limitation of Liability                                 108
10.23 Recourse Obligation                                     109
10.24 Legal Rate                                              109











                 SECOND AMENDED AND RESTATED CREDIT AGREEMENT


This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 1, 1997, among The Price REIT, Inc., a Maryland corporation (the "Company"), the several financial institutions from time to time party to this Agreement (col lectively, the "Banks"; individually, a "Bank"), and Morgan Guaranty Trust Compa ny of New York ("MGT"), as agent for the Banks.
WHEREAS, the Banks previously agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in the Credit Agreement, dated as of September 22, 1993, as amended by amendments dated as of May 9, 1994 and March 16, 1995 (as amended, the "Original Agreement");
WHEREAS, the Original Agreement was amended and restated in its entirety pursuant to that certain Amended and Restated Credit Agreement dated as of November 1, 1995 and was further amended by amendments dated December 20, 1995, March 22, 1996, October 21, 1996, and January 10, 1997 (as so amended, restated and further amended, the "Existing Credit Agreement");


WHEREAS, the Company and the Banks wish to amend and restate the provisions of the Existing Credit Agreement in their entirety, as hereinafter set forth; NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby amend and restate the Existing Credit Agreement and agree as follows:

I. The Existing Credit Agreement is hereby modified so that all of the terms and conditions of the aforesaid Existing Credit Agreement shall be restated in their entirety as set forth herein, and the Company agrees to comply with and be subject to all of the terms, covenants and conditions of this Agreement.
II. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective as of the date hereof.
Any reference in the Notes, any other Loan Document or any other document executed in connection with this Agreement to the Existing Credit Agreement shall be deemed to refer to this Agreement.


                                   ARTICLE I
                                  DEFINITIONS

1.1 DEFINED TERMS. In addition to the terms defined elsewhere in this Agree ment, the following terms have the following meanings:

"Additional Commitment" has the meaning specified in subsection 2.1(b).

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

"Agent" means MGT in its capacity as agent for the Banks hereunder, and any successor agent.

"Agent-Related Persons" means MGT and any successor agent arising under Section 9.9, together with their respective Affiliates, and the officers, directors, em ployees, agents and attorneys-in-fact of such Persons and Affiliates.

"Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify in accordance with Section 10.2.

"Aggregate Revolving Commitment" means the combined Revolving Commitments of the Banks, in the initial amount of Seventy-Five Million Dollars ($75,000,000), as such amount may be increased or reduced from time to time pursuant to this Agree ment.

"Agreement" means this Second Amended and Restated Credit Agreement, as amended from time to time in accordance with the terms hereof.

"Applicable Margin" means (i) with respect to Base Rate Loans, 0.500%; and (ii) with respect to LIBOR Rate Loans, 1.300%; provided, however, at such time as the Company shall receive, and for so long as the Company shall maintain, a long term senior unsecured debt rating of not less than "BBB-" from Standard & Poor's Rating Service and "Baa3" from Moody's Investor Service, Inc.,

"Applicable Margin" with respect to LIBOR Rate Loans, shall mean 1.250%.

"Assignee" has the meaning specified in subsection 10.8(a).

"Assignment and Acceptance" has the meaning specified in subsection 10.8(a).

"Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

"Bank" has the meaning specified in the introductory clause hereto.

"Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. 101, et seq.).

"Base Rate" means, for any day, the rate per annum equal to the higher of: (a) the Prime Rate, and (b) 0.50% per annum above the latest Federal Funds Rate.

"Base Rate Loan" means a Loan that bears interest based on the Base Rate.

"Borrowing" means a borrowing hereunder consisting of Loans made to the Company on the same day by the Banks pursuant to Article II.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

"Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regula tion, whether or not having the force of law, in each case, regarding capital adequacy of any Bank or of any corporation controlling a Bank.

"Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, exclusive of Construction Asset Costs. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

"Capital Lease" means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

"Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any Capital Leases together with the portion of such obligations of the Company's Joint Ventures and unconsolidated subsidiaries which are allocable to the Company based on the Company's percentage ownership interest of such Joint Venture or unconsolidated subsidiary.

"Capitalized Interest" means interest which is not expensed under GAAP.

"Cash Equivalents" means:
(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof
(b) certificates of deposit, time deposits, LIBOR time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances;
(c) commercial paper; and
(d) investments in short-term adjustable rate money market funds.

"CERCLA" has the meaning specified in the definition of "Environmental Laws."

"Charges" has the meaning specified in subsection 10.24.

"Closing Date" means the date on which all conditions precedent set forth in
Section 4.1 are satisfied or waived by all Banks.

"Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

"Commitment Increase" has the meaning specified in subsection 2.1(b).

"Commitment Increase Effective Date" has the meaning specified in subsection 2.1(b).

"Commitment Increase Request" has the meaning specified in subsection 2.1(b).

"Construction Asset Cost" means, with respect to Real Property Assets as to which construction of improvements has begun (as evidenced by foundation exca vation) but have not yet been completed (as such completion shall be evidenced by (i) ninety percent (90%) completion, (ii) a certificate of occupancy or its equivalent, and (iii) commencement of payment of rent) the aggregate, good faith estimated cost of construction of such improvements, as such completion shall be evidenced by a certificate of occupancy or its equivalent.
"Contingent Obligation" means, as to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person, (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Proper ty is ever made or tendered, or such services are ever performed or tendered, or
(iii) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iii) of this definition, be marked to market on a current basis.

"Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

"Controlled Group" means the Company and all Persons (whether or not incor porated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

"Conversion Date" means any date on which the Company converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

"Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

"Disposition" means (i) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsection 7.2(a) or 7.2(b), and (ii) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company and held by such transferor Person.

"Dollars", "dollars" and "$" each mean lawful money of the United States.

"Domestic Lending Office" means, with respect to each Bank, the office of that Bank designated as such in the signature pages hereto or such other office of the Bank as it may from time to time specify to the Company and the Agent.

"Effective Date" means the date hereof.

"Eligible Assignee" means (i) a commercial   bank organized under the laws of
the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the U.S.; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

"Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liabili ty or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and uninten tional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Company.

"Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the New York Hazardous Waste Control Law, the New York Solid Waste Management, Resource, Recovery and Recycling Act, the New York Water Code and the New York Health and Safety Code.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

"ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company or any Subsidiary of the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under
Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company or any member of the Controlled Group may be directly or indirectly liable.

"Estimated Remediation Cost" means all costs associated with performing work to remediate contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

"Event of Default" means any of the events or circumstances specified in Section 8.1.

"Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property if the reduction in value of such Property held or retained by the Company would be $100,000 or more in each instance; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

"Exchange Act" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

"Extension Date" has the meaning specified in subsection 2.8.

"Extension Notice" has the meaning specified in subsection 2.8.

"Extension Option" has the meaning specified in subsection 2.8.

"FDIC" means the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

"Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H-15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

"FFO" means "funds from operations" defined to mean Net Income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructurings and sales of properties, plus depreciation and amortization, after adjustments for unconsolidated partnerships and Joint Ventures. Adjustments for uncon solidated partnerships and Joint Ventures will be calculated to reflect FFO on the same basis.

"Fixed Charges" means with respect to any fiscal period, the sum of (a) interest expense according to GAAP (including Capitalized Interest) plus (b) the aggre gate of all scheduled principal payments on Indebtedness according to GAAP made during that fiscal period for the Company and its Subsidiaries and for Indebtedness guaranteed under a Contingent Obligation (but excluding balloon pay ments of principal due upon the stated maturity of an Indebtedness), plus (c) the aggregate of all dividends payable on the Company's or any of its Subsidiary's preferred stock, plus (d) the Company's portion of the items set forth in clauses (a)-(c) above of the Company's Joint Ventures and unconsoli dated subsidiaries which are allocable to the Company based on the Company's percentage ownership interest of such Joint Venture or unconsolidated subsidiary. For the purposes of this definition, (i) interest on Fixed Rate Indebtedness shall be the actual interest payable on such Indebtedness and (ii) interest on Floating Rate Indebtedness shall be assumed to be the greater of (A) the actual interest payable on such Indebtedness or (B) an assumed interest rate of 9% per annum for Indebtedness, except that, if any of the foregoing in (A) or
(B) above is subject to an interest rate cap agreement purchased by the Company or a Wholly-Owned Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement. In no event shall any dividends payable on the Company's or any Wholly-Owned Subsidiary's common stock be included in Fixed Charges.

"Fixed Rate Indebtedness" means all Indebtedness which accrues interest at a fixed rate.

"Floating Rate Indebtedness" means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

"FMV Cap Rate" means 10%.

"Form 1001" has the meaning specified in subsection 3.1(f).

"Form 4224" has the meaning specified in subsection 3.1(f).

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"Gross Asset Value" means, at any time, an amount equal to (x) the sum of (i) Net Operating Income for the previous calendar quarter, and (ii) Projected New Property Net Operating Income determined on the last day of the previous calen dar quarter, and (iii) general overhead and operating expenses of the Company for the applicable period to the extent previously deducted from Net Income, and
(iv) cash and Cash Equivalents of the Company and its Subsidiaries determined on the last day of the previous calendar quarter, less (a) income attributable to management fees for the applicable period, and (b) an amount equal to three percent (3%) of the rental income for the applicable period, divided by (y) the FMV Cap Rate.

"Guaranty Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof; in each case (a), (b), (c) or (d), including arrangements wherein the rights and remedies of the holder of the primary obligation are limited to repossession or sale of certain property of such Person. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

"Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

"Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business pursuant to ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property ac quired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations with respect to Rate Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. Indebtedness shall not include any undrawn but uncancelled amounts under this facility. In the case of nonrecourse debt of any Person other than of the Company or of its Subsidiary, only that portion of such Indebtedness equal to the Company's percentage beneficial ownership in such Person shall be included in calculating the Indebtedness of the Company. Indebtedness shall be deemed to include all current liabilities of any Person.

"Indemnified Person" has the meaning specified in subsection 10.5(a).

"Indemnified Liabilities" has the meaning specified in subsection 10.5(a).

"Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.
"Interest Payment Date" means, with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, the last Business Day of each Interest Period applicable to such Loan and each date a Base Rate Loan is converted into a LIBOR Rate Loan, provided, howev er, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the date which falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

"Interest Period" means:

(1) with respect to any LIBOR Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, but in no event later than the Revolving Termination Date, as selected by the Company in its Notice of Borrowing or Notice of Conver sion/Continuation;
(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and
(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(2) with respect to any Base Rate Loan, the period commencing on the Business Day such Loan is disbursed, continued or converted to a Base Rate Loan and ending 30 days thereafter; provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

"Joint Venture" means a joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity, and whether consolidated or unconsolidated), now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

"Legal Rate" has the meaning specified in subsection 10.24.

"Lending Office" means, with respect to any Bank, the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "LIBOR Lending Office", as the case may be, opposite its name on the applicable signature page hereto, or such other office or offices of the Bank as it may from time to time notify the Company and the Agent.

"LIBOR" has the meaning specified in the definition of "LIBOR Rate".

"LIBOR Lending Office" means with respect to each Bank, the office of such Bank designated as such in the signature pages hereto or such other office of such Bank as such Bank may from time to time specify to the Company and the Agent.

"LIBOR Rate" means, for each Interest Period in respect of LIBOR Rate Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

              LIBOR Rate =                LIBOR
                            -------------------------------
                            1.00 - LIBOR Reserve Percentage
Where,

"LIBOR Reserve Percentage" means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect an the date LIBOR for such Interest Period is determined (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, sup plemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term com parable to such Interest Period; and

"LIBOR" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) of the rates of interest per annum notified to the Agent by the Reference Bank as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, a LIBOR Rate Loan by the Ref erence Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period.
The LIBOR Rate shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

"LIBOR Rate Loan" means a Loan that bears interest based on the LIBOR Rate.

"LIBOR Reserve Percentage" has the meaning specified in the definition of "LIBOR Rate".

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or prefer ence, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evi denced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

"Loan" means an extension of credit by a Bank to the Company pursuant to the terms hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

"Loan Documents" means this Agreement and all documents delivered to the Agent in connection therewith.

"Majority Banks" means (i) at any time when there are two (2) or less financial institutions constituting Banks, all Banks and (ii) at any time when there are more than two financial institutions constituting Banks, Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Revolving Commitments.

"Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document and avoid any Event of Default; or (c) a materi al adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

"MGT" means Morgan Guaranty Trust Company of New York.

"Mortgage" means any deed of trust, mortgage or other document creating a Lien an real property or any interest in real property.

"Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

"Net Income" means net income of the Company and its Subsidiaries, plus that portion of net income of any unconsolidated subsidiary or Joint Venture equal to the Company's percentage beneficial ownership in such unconsolidated Subsidiary or Joint Venture, determined in accordance with GAAP.

"Net Issuance Proceeds" means, in respect of any issuance of debt or equity, cash proceeds and non-cash proceeds received or receivable in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Company, such costs and expenses not to exceed 10% of the gross proceeds of such issuance.

"Net Operating Income" means Net Income (or net loss) plus depreciation and amortization and interest (to the extent previously deducted from Net Income), but less (x) Capital Expenditures (non-reimbursable and recurring) of the Company and its Subsidiaries (and the Company's allocable share, based on the Company's percentage ownership interest of such Joint Venture or unconsolidated subsidiary, of such Capital Expenditures of its unconsolidated subsidiaries and Joint Ventures), and (y) increases in deferred rent receivables. Net Income shall be computed for these purposes by giving effect to extraordinary losses and extraordinary gains.

"Net Proceeds" means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, net of: (a) the direct costs relating to such Disposition excluding amounts payable to the Company or any Affiliate of the Company, (b) sale, use or other transaction taxes paid or payable as a result thereof, (c) amounts required to be applied to repay principal, interest and prepayment premi ums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition, and (d) amounts representing capital gains due to the Company's shareholders. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss; and net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and
(iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

"Notice of Borrowing" means a notice given by the Company to the Agent pursuant to Section 2.3, in substantially the form of Exhibit A.

"Notice of Conversion/Continuation" means a notice given by the Company to the Agent pursuant to Section 2.4, in substantially the form of Exhibit B.

"Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

"Obligations" means all Loans, and other Indebtedness, advances, debts, liabili ties, obligations, covenants and duties owing by the Company to any Bank, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

"Operating Lease" means, as applied to any Person, any lease of Property which is not a Capital Lease.

"Ordinary Course of Business" means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

"Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

"Other Acquisition" means any transaction or series of related transactions for any acquisition other than a Permitted Real Property Acquisition.

"Other Taxes" has the meaning specified in subsection 3.1(b).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

"Participant" has the meaning specified in subsection 10.8(d).

"Permitted Liens" has the meaning specified in Section 7.1.

"Permitted Real Property Acquisition" means any transaction or series of related transactions for the purpose of or resulting in the acquisition by the Company or any Subsidiary of the Company of a fee or long-term leasehold interest in a parcel of substantially improved real property located in the United States, whether by means of (a) the direct purchase of an interest in such property or, in the case of a long-term leasehold interest, the creation of such interest by execution and delivery of a lease, (b) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (c) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary, or (d) a merger or consolidation or any other combination with another Person in accordance with Section 7.3 hereof.

"Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or Governmental Authority.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any member of the Controlled Group sponsors or maintains or to which the Company or any member of the Controlled Group makes, is making or is obligated to make contributions, (and includes any Multiemployer Plan or Qualified Plan.

"Prime Rate" means the rate of interest publicly announced by MGT from time to time as its "prime" or "base" rate.

"Principal Payment Date" has the meaning specified in subsection 2.8.

"Proforma Net Operating Income" means Net Operating Income plus Projected New Property Net Operating Income.

"Proforma Interest Expense" means an annual amount equal to the greater of (x) the product of the total outstanding Indebtedness of the Company and its Subsidiaries and the Company's allocable share, based on the Company's percent age ownership interest of such Joint Venture or unconsolidated subsidiary, of the outstanding Indebtedness of unconsolidated subsidiaries and Joint Ventures of the Company, and the ten year Treasury Note Rate at the time in question plus 2.5% and (y) the actual interest and regularly scheduled payments of principal payable on such Indebtedness during the applicable period.
"Projected New Property Net Operating Income" means with respect to (i) Real Property Assets owned for less than the previous four quarter period, or (ii) Real Property Assets which were Unimproved Assets during the previous four quarter period, or (iii) Real Property Assets which have been the subject of Capital Expenditures during the previous four quarter period which have resulted in an increase in rent, Net Operating Income of such Real Property Assets calcu lated on an estimated, pro forma (i.e., the results for the period during which such Real Property Assets have been owned or shall have ceased to be Unimproved Assets or during which such Capital Expenditures shall have been completed, shall be annualized, with appropriate adjustments for items of income and ex pense which are not earned or incurred in equal monthly amounts and adjusted up wards for leases executed in connection with new Capital Expenditures) basis.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

"Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any mem ber of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

"Real Property Assets" means all real property assets (including interests in participating mortgages in which the Company's interest therein is characterized as equity according to GAAP) currently owned directly or indirectly by the Company and its Subsidiaries or hereafter acquired, directly or indirectly, by the Company or any of its Subsidiaries.

"Reference Bank" means Morgan Guaranty Trust Company of New York, or such other Bank as the Agent in its discretion may designate.

"Reportable Event" means, as to any Plan, (a) any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in
Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

"Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Gov ernmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject. "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and respon sibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

"Revolving Commitment", with respect to each Bank, has the meaning specified in subsection 2.1.

"Revolving Commitment Percentage" means, as to any Bank, the percentage equivalent of such Bank's Revolving Commitment divided by the Aggregate Revolv ing Commitment.

"Revolving Note" means a promissory note of the Company payable to the order of a Bank in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Company to such Bank resulting from Loans made by such Bank.

"Revolving Termination Date" means the earlier to occur of:
(a) June 30, 2000, except as the same may be extended pursuant to the terms of subsection 2.8 hereof; and
(b) the date on which the Aggregate Revolving Commitment shall terminate in accordance with the provisions of this Agreement.

"SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

"Secured Indebtedness" means any Indebtedness of the Company and its Subsidiaries that is secured by a Lien, together with the Company's allocable share of Indebtedness of its unconsolidated subsidiaries and Joint Ventures that is secured by a Lien.

"Solvent" means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the New York Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated lia bilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity (i) of which 50% or more of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof and (ii) which is consolidated with such Person in accordance with GAAP.

"Surety Instruments" means all letters of credit (including standby and com mercial), bankers acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

"Tangible Net Worth" means at any date the consolidated stockholders' equity of the Company and its Subsidiaries (determined on a book basis), less their consolidated Intangible Assets, plus accumulated depreciation, all determined as of such date, plus the Company's allocable share of such tangible net worth of its unconsolidated subsidiaries and Joint Ventures, based on the Company's percentage ownership interest of such Joint Ventures or unconsolidated subsidiaries. For purposes of this definition "Intangible Assets" means with re spect to any such intangible assets, the amount (to the extent reflected in de termining such consolidated stockholders' equity) of all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to March 31, 1997 in the book value of any asset (other than Real Property Assets) owned by the Company or a Subsidiary and (ii) goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry forwards, copyrights, organization or developmental expenses and other intangible assets.

"Taxes" has the meaning specified in subsection 3.1(a).

"Transferee" has the meaning specified in subsection 10.8(e).

"UCC" means the Uniform Commercial Code as in effect in the State of New York.

"Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

"Unimproved Assets" means Real Property Assets upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent.

"Unimproved Asset Value" means the Company's allocable share of the book value of Unimproved Assets, determined in accordance with GAAP.

"United States" and "U.S." each means the United States.

"Unleveraged Assets" means Real Property Assets which are not subject, in any part, to a Lien securing Indebtedness and which are not Unimproved Assets.

"Unleveraged Asset Value" means the Gross Asset Value of Unleveraged Assets of the Company and its Subsidiaries plus the Company's allocable share, based on the Company's percentage ownership interest of such Joint Venture or unconsolidated subsidiary, of the Gross Asset Value of Unleveraged Assets of the Company's Joint Ventures and unconsolidated subsidiaries.

"Unsecured Indebtedness" means Indebtedness of the Company and all Subsidiaries which is not secured by a Lien, plus the Company's allocable share, based on the Company's percentage ownership interest of such Joint Venture or unconsolidated subsidiary, of such unsecured Indebtedness of the Company's Joint Ventures and unconsolidated subsidiaries.

"Unused Commitments" shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to the Company or another Person or otherwise pursuant to any loan document, written instrument or otherwise (in the case of a loan to another Person, the Company's share of the Indebtedness shall be calculated in the same manner as that set forth in the last sentence of the defi nition of "Indebtedness").

"Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

"Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Con trolled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.


1.2  Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, sec tion, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Certain Common Terms.
     (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evi denced.
    (ii) The term "including" is not limiting and means "including without limitation."

(d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from means "from and including; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(h) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measure ments to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

(i) Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in the preparation of such documents and agreements.

1.3  Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations re quired under this Agreement shall be made, in accordance with GAAP, consistently applied.

References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                  ARTICLE II
                                  THE CREDIT

2.1  The Revolving Credit.

(a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Company from time to time on any Business Day during the period from the Effective Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Bank's name in Schedule 2.1 under the heading "Revolving Commitment" (such amount as the same may be reduced pursuant to Section 2.5 or as a result of one or more assignments pursuant to Section 10.8, or as such amount may be increased pursuant to Section 2.1(b) below, the Bank's "Revolving Commitment"); provided, however, that, after giving effect to any Borrowing of Loans, the aggregate principal amount of all outstanding Loans shall not exceed the Aggregate Revolving Commitment. Within the limits of each Bank's Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1(a), prepay pursuant to Section 2.6 and reborrow pursuant to this Section 2.1(a).

(b) (i) Provided that there has been no Material Adverse Effect and that no Event of Default shall have occurred and be continuing, the Company shall have the one time right to deliver written notice to the Agent (the "Commitment In crease Request") at any time on or before ninety (90) days prior to the Revolv ing Termination Date to request that the Banks agree to increase the Aggregate Revolving Commitment by $25,000,000 (the "Commitment Increase"), which Commit ment Increase Request, the Agent shall promptly deliver to the Banks. The Banks shall have the option (but not the obligation), in the sole and absolute discre tion of each Bank, to elect to increase the amount of each Bank's Revolving Com mitment by an amount equal to such Bank's pro rata share of the Commitment In crease (as to each Bank, such additional amount being referred to herein as the "Additional Commitment"). Each Bank shall endeavor to notify the Agent within fifteen (15) business days after receipt by such Bank of the Commitment Increase Request whether such Bank approves or disapproves the Commitment Increase. The failure of any Bank to so notify the Agent shall in no event be deemed an approval by such Bank of the Commitment Increase. The Agent shall endeavor to notify the Company promptly upon its receipt of responses from all of the Banks and, if all Banks have approved the Commitment Increase, as to the date (the "Commitment Increase Effective Date") that the Commitment Increase will be made effective.
     (ii) It shall be a condition to the effectiveness of the Commitment In crease that (A) no Event of Default shall have occurred and be continuing on the Commitment Increase Effective Date, (B) all Banks shall have approved the Commit ment Increase, (C) the Company shall have delivered to the Agent promissory notes, in substantially the form of Exhibit G attached hereto, made payable to the order of each Bank and in the original principal amount of such Bank's Additional Commitment, and (D) the Company shall have paid to the Agent, for the ratable account of the Banks, an additional commitment fee equal to one quarter percent (.25%) of the Commitment Increase.
    (iii) In no event shall the Aggregate Revolving Commitment, as it may be in creased pursuant to this Section 2.1(b), exceed $100,000,000.

2.2  Notes.

(a) The Loans made by each Bank shall be evidenced by a Revolving Note payable to the order of that Bank in an amount equal to its Revolving Commitment.

(b) Each Bank shall endorse on the schedules annexed to its Revolving Notes, the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each Bank is irrevocably authorized by the Company to endorse its Revolving Notes and each Bank's record shall be rebuttable presumptive evidence; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company here under or under any such Revolving Note to such Bank.

2.3  Procedure for Borrowing.

(a) Each Borrowing of Loans shall be made upon the Company's irrevocable written notice delivered to the Agent in accordance with Section 10.2 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 2:00 p.m. (New York time) (i) three Business Days prior to the requested Borrowing date, in the case of LIBOR Rate Loans and (ii) one Business Day prior to the requested Borrowing date, in the case of Base Rate Loans, specifying:
     (A) the amount of the Borrowing, which shall be in an aggregate minimum principal amount of Three Million Dollars ($3,000,000) or any multiple of One Million Dollars ($1,000,000) in excess thereof;
     (B) the requested Borrowing date, which shall be a Business Day;
     (C) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans;
     (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Rate Loans, such Interest Period shall be three months.
provided, however, that with respect to the Borrowing to be made on the Effective Date, the Notice of Borrowing shall be delivered to the Agent not later than 2:00 p.m. (New York time) one Business Day before the Effective Date and such Borrowing will consist of Base Rate Loans only.

(b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Bor rowing.

(c) Each Bank will make the amount of its Commitment Percentage of the Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (New York time) on the Borrowing date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of MGT.

(d) Unless the Banks shall otherwise agree, during the existence of a Default or an Event of Default, the Company may not elect to have a Loan be made as, or converted into or continued as, a LIBOR Rate Loan.

(e) After giving effect to any Borrowing, there shall not be more than six (6) different LIBOR Rate Loans in effect.

2.4  Conversion and Continuation Elections.

(a) The Company may upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):
      (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $1,000,000 in excess thereof except that if a LIBOR Rate Loan shall simultaneously be converted or renewed pursuant to clauses (ii) or (iii), such amount shall be not less than $1,000,000 or integral multiples thereof) into LIBOR Rate Loans; or
     (ii) elect to convert on any Interest Payment Date any LIBOR Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Base Rate Loans; or
    (iii) elect to renew on any Interest Payment Date any LIBOR Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);
provided, that if the aggregate amount of LIBOR Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, LIBOR Rate Loans shall terminate.

(b) The Company shall deliver a Notice of Conversion/Continuation in accordance with Section 10.2 to be received by the Agent not later than 2:00 p.m. (New York time) at least (i) three Business Days in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as LIBOR Rate Loans and (ii) one Business Day in advance of the Conversion Date, if the Loans are to be converted into Base Rate Loans; specifying:
     (A) the proposed Conversion Date or continuation date;
     (B) the aggregate amount of Loans to be converted or renewed;
     (C) the nature of the proposed conversion or continuation; and
     (D) the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

(d) Upon receipt of a Notice of Conversion/ Continuation, the Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

(e) Unless the Banks shall otherwise agree, during the existence of a Default or an Event of Default, the Company may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

(f) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than six (6) different LIBOR Rate Loans in effect.

2.5  Voluntary Termination or Reduction of Commitments.

(a) The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Aggregate Revolving Commitments or permanently reduce the Aggregate Revolving Commitment by an aggregate minimum amount of $3,000,000 or any multiple of $1,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then outstanding principal amount of the Loans would exceed the Aggregate Revolving Commitment then in effect.

(b) Once reduced in accordance with this Section 2.5, the Aggregate Revolving Commitment may not be increased. Any reduction of the Aggregate Revolving Commitment shall be applied to each Bank's Commitment in accordance with such Bank's Revolving Commitment Percentage. All accrued commitment fees to, but not including the effective date of any reduction or termination of Revolving Commitments, shall be paid on the effective date of such reduction or termination.

2.6 Optional Prepayments. Subject to Section 3.4, the Company may, at any time or from time to time, upon at least five Business Days' notice to the Agent for LIBOR Rate Loans, and at least one Business Day's notice to the Agent for Base Rate Loans, ratably prepay Loans in whole or in part, in amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof unless the then outstanding principal amount of Loans is less than $1,000,000, in which case any prepayment shall be equal to such outstanding principal amount. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans or LIBOR Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Company and the Agent will promptly notify each Bank thereof and of such Bank's Revolving Commitment Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

2.7  Mandatory Prepayments of Loans.

(a) Asset Dispositions. If the Company or any of its Subsidiaries shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss, then (i) the Company shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Company in respect thereof) and (ii) promptly upon receipt by the Company or its Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Company shall prepay Loans in an aggregate amount equal to the cash portion of such Net Proceeds.

(b) Equity Issuance. If the Company shall issue new common or preferred equity, the Company shall promptly notify the Agent of the estimated cash portion of Net Issuance Proceeds of such issuance to be received by the Company in respect thereof. Promptly upon receipt by the Company of the cash portion of Net issuance Proceeds of such issuance, the Company shall prepay the Loans in an aggregate amount equal to the amount of such cash portion of Net Issuance Proceeds.

(c) General. Any prepayments pursuant to this Section 2.7 shall be applied first to any Base Rate Loans then outstanding and then to LIBOR Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Company may, at its option, place any amounts which it would otherwise be required to use to prepay LIBOR Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Agent for the benefit of the Banks until the end of such Interest Period at which time such pledged amounts will be applied to prepay such LIBOR Rate Loans. The Company shall pay, together with each prepayment under this
Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.4.

2.8 Repayment; Extension Option. The Company shall repay to the Banks in full on the Revolving Termination Date the aggregate principal amount of the Loans outstanding on the Revolving Termination Date; provided, however, subject to the following conditions, the Company shall have the option (the "Extension Option") exercisable upon delivery by the Company of written notice thereof to the Agent (the "Extension Notice") on or before 90 days prior to the Revolving Termination Date to extend the term of the Aggregate Revolving Commitment and the Revolving Termination Date for an additional one year period, such that the Revolving Termination Date shall be extended to June 30, 2001 (which Extension Notice, Agent shall promptly deliver to the Banks). The Company's right to exercise the Extension Option shall be subject to the following terms and conditions: (i) all the Banks must consent in writing to such extension within thirty (30) days after the Agent's receipt of the Extension Notice, which consent shall be in the sole discretion of the Banks, (ii) no Default or Event of Default shall have occurred and be continuing both on the date the Company delivers the Extension Notice to the Agent and on July 1, 2000 (the "Extension Date"), and (iii) the Company shall pay to the Agent, for the account of the Banks, within five (5) Business Days after the Banks consent to the extension pursuant to clause (i) above, a fee equal to .15% of the then uncancelled Aggregate Revolving Commit ment. The Company's delivery of the Extension Notice shall be irrevocable except that the Company may revoke the Extension Notice only if upon the expira tion of the thirty (30) day period set forth in clause (i) above less than 100% of the Banks shall have consented in writing to such extension or earlier if at least one Bank has refused to consent in writing to such extension, provided that, in any case, such revocation shall be delivered to the Agent in writing no less than fifteen (15) days prior to the Revolving Termination Date. Upon the Revolving Termination Date, any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

2.9  Interest.

(a) Subject to subsection 2.9(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR Rate or the Base Rate, as the case may be, plus the Applicable Margin.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans pursu ant to Section 2.6 and 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.

(c) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans due and unpaid, at a rate per annum equal to the Base Rate plus 4%.
If any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any of the other Loan Documents is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a rate per annum equal to the Base Rate plus 4%.

(d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

2.10  Fees.

(a) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Re volving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to one quarter percent (.25%) per annum. Such commitment fee shall accrue from the Effective Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on September 30, 1997 through the Revolv ing Termination Date, with the final payment to be made on the Revolving Termina tion Date; provided that, in connection with any reduction or termination of Revolving Commitments pursuant to Section 2.5 or Section 2.7, the accrued com mitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned com mencement date, including at any time during which one or more conditions in
Article IV are not met.

(b)Fees Non-Refundable. All fees set forth in this Section 2.10 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Company to pay such fees in accordance with the provisions hereof shall be binding upon the Company and shall inure to the benefit of the Agent, and the Banks regardless of whether any Loans are actually made.

2.11  Computation of Fees and Interest.

(a) All computations of interest payable in respect of Base Rate Loans at all times as the Base Rate is determined by MGT's Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) The Agent will, with reasonable promptness, notify the Company and the Banks of each determination of a LIBOR Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin or the LIBOR Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Applicable Margin or the LIBOR Reserve Percentage becomes effective. The Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent.

(c) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

2.12  Payments by the Company.

(a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Banks at the Agent's Payment Office, and shall be made in dollars and in imme diately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. The Agent will promptly distribute to each Bank its Revolving Commitment Percentage (or other applicable share as expressly provided herein, including any necessary adjustments based on the provisions of Section 3.2(c)) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.

(c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

2.13  Payments by the Banks to the Agent.

(a) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Bank will not make available to the Agent as and when required hereunder for the account of the Company the amount of that Bank's Commitment Percentage of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately avail able funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.13(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The failure of any Bank to make any Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any borrowing.

2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Revolving Commitment Percentage (subject to any necessary adjustments based on the provisions of Section 3.2(c)) of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's Revolving Commitment Percentage (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.9) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.14 and will in each case notify the Banks following any such purchases or repayments.


                                   ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

3.1  Taxes.

(a) Subject to subsection 3.1(g), any and all payments by the Company to each Bank or the Agent under this Agreement shall be made free and clear of, and with out deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

(c) Subject to subsection 3.1(g), the Company shall indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank or the Agent makes written demand therefor.

(d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then, subject to subsection 3.1(g):
      (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deduc tions been made;
     (ii) the Company shall make such deductions, and
    (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(f) Each Bank which is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) agrees that:
      (i) it shall, no later than the Closing Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 10.8 after the Closing Date, the date upon which the Bank becomes a party hereto) deliver to the Company through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;
     (ii) if at any time the Bank makes any changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Company through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224; or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;
    (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previ ously delivered by such Bank and deliver to the Company through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Bank; and
     (iv) it shall, promptly upon the Company's or the Agent's reasonable request to that effect, deliver to the Company or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.

(g) The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 3.1(d) to any Bank for the account of any Lending Office of such Bank:
      (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 3.1(f) in respect of such Lending Office;
     (ii) if such Bank shall have delivered to the Company a Form 4224 in respect of such Lending Office pursuant to subsection 3.1(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or
    (iii) if the Bank shall have delivered to the Company a Form 1001 in respect of such Leading Office pursuant to subsection 3.01(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any gov ernmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

(h) If, at any time, the Company requests any Bank to deliver any forms or other documentation pursuant to subsection 3.1(f)(iv), then the Company shall, on demand of such Bank through the Agent, reimburse such Bank for any costs and expenses (including Attorney Costs) reasonably incurred by such Bank in the preparation or delivery of such forms or other documentation.

(i) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection 3.1(d), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judg ment of such Bank is not otherwise disadvantageous to such Bank.

3.2  Illegality.

(a) If any Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administra tion thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, the obligation of that Bank to make LIBOR Rate Loans shall be suspended until the Bank shall have notified the Agent and the Company that the circumstances giving rise to such determination no longer exists.

(b) If a Bank shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Company shall prepay in full all LIBOR Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.4.

(c) If the Company is required to prepay any LIBOR Rate Loan immediately as provided in subsection 3.2(b), then concurrently with such prepayment, the Compa ny shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

(d) Before giving any notice to the Agent pursuant to this Section 3.2, the affected Bank shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

3.3  Increased Costs and Reduction of Return.

(a) If any Bank shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then, subject to subsection (c) below, the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation; affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) deter mines that the amount of such capital is increased as a consequence of its Revolving Commitment, loans, credits or obligations under this Agreement, then, subject to subsection (c) below, the Company shall be liable for and shall, upon demand of such Bank (with a copy to the Agent), pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

(c) Each Bank shall deliver to the Company and the Agent a written notice promptly after it learns of an event which has caused or in its opinion is likely to result in increased costs or reductions in the amounts received or receivable hereunder to such Bank, and setting forth in reasonable detail the basis for calculating the additional amount owed to such Bank, which statement shall be conclusive and binding upon all parties hereto absent manifest error. The Company shall not be obligated to pay any additional amounts which, under the terms hereof, were accrued and upon demand would have been payable to such Bank more than 30 days before such notice was given.

3.4 Funding Losses. The Company agrees to pay to each Bank, upon the request of such Bank, and to hold each Bank harmless from the amount (as determined by such Bank in its reasonable discretion) of any loss, cost, or expense which the Bank may sustain or incur as a consequence of:

(a) the failure of the Company to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.6;

(d) the prepayment (including pursuant to Section 2.7 or acceleration upon the occurrence of an Event of Default) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 2.4 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the respective Interest Period; including any such loss, cost, or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were ob tained. Solely for purposes of calculating amounts payable by the Company to the Banks under this Section 3.4 and under subsection 3.3(a), each LIBOR Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR Rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so fund ed. A Bank's determination of the amount so due under this Section, and the yield maintenance calculation thereof, shall be set forth in the request for such amount or amounts; such determination and calculation shall be conclusive absent manifest error.

3.5 Inability to Determine Rates. If (a) the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or (b) if the Majority Banks shall have determined and have notified the Agent that the LIBOR Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

3.6 Reserves on LIBOR Rate Loans. On condition that the Company shall have received from a Bank written notice (with a copy to the Agent) that such Bank is required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), the Company shall pay to each Bank, as long as such Bank shall be required to maintain such reserves, additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive). Such additional costs shall be payable on each date on which interest is payable on such Loan provided the Company shall have received at least 15 days' prior written notice (with a copy to the Agent) of such addi tional interest from the Bank. If a Bank fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen days from receipt of such notice. This covenant shall survive payment of all other Obligations.

3.7 Certificates of Banks. Any Bank claiming reimbursement or compensation pursuant to this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

3.8 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.


                                   ARTICLE IV
                              CONDITIONS PRECEDENT

4.1 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have re ceived on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank and in sufficient copies for each Bank:

(a) Credit Agreement and Notes. This Agreement and the Notes executed by the Company, the Agent and each of the Banks;

(b) Resolutions; Incumbency.
      (i) Copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company;
     (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company autho rized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;

(c) Articles of Incorporation; By-laws and Good Standing.   Each of the
following documents:
      (i) the articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of the Company as of a recent date and by the Secretary or Assistant Secretary of the Company as of the Closing Date, and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and
     (ii) a good standing and tax good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation, as of a date no earlier than June 1, 1997;

(d) Legal Opinion. An opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company and addressed to the Agent and the Banks, substantially in the form of Exhibit D;

(e) Payment of Fees. The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, to gether with Attorney Costs of MGT to the extent invoiced prior to or on the Effective Date, together with such additional amounts of Attorney Costs as shall constitute MGT's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and MGT; in cluding any such costs, fees and expenses arising under or referenced in Sections 2.10, 3.1 and 10.4;

(f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:
      (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;
     (ii) no Default or Event of Default exists or would result from the initial Borrowing; and
    (iii) there has occurred since March 31, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(g) Financial Statements. A certified copy of financial statements of the Compa ny and its Subsidiaries referred to in Section 5.11;

(h) Insurance Policies. Standard lenders' payable endorsements with respect to the casualty insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Company in accordance with Section 6.6;

(i) Due Diligence. Evidence of completion to the satisfaction of the Agent of such investigations, reviews and audits with respect to the Company as the Agent or any Bank may deem appropriate; and

(j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

4.2 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it hereunder (including its initial Loan) or to continue or convert any Loan pursuant to Section 2.4 is subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation or conversion date:

(a) Notice of Borrowing or Continuation/ Conversion. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable;

(b) Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article V shall be true and correct on and as of such borrowing, continuation or conversion date with the same effect as if made on and as of such borrowing, continuation or conversion date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion;

(d) Aggregate Revolving Commitment. Immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggre gate amount of the commitments and with respect to each Bank, such Bank's pro rata portion of the Loans will not exceed such Bank's Revolving Commitment;

(e) Legality. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or any participations therein or the consummation of the transactions contemplated by this Agreement; and

(f) Material Adverse Effect. No event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Agent or the Banks, as the case may be, has had or is likely to have a Material Adverse Ef fect;

Each Notice of Borrowing and Notice of Continuation-Conversion submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice or application and as of the date of each Borrowing, continuation or conversion, as applicable, that the conditions in Section 4.2 are satisfied.


                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and each Bank that:

5.1 Corporate Existence and Power.  The Company and each of its Subsidiaries:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents;

(c) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement, and any other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of that Person's Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or
(c) violate any Requirement of Law.

5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document.

5.4 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

5.5 Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowl edge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

5.7  ERISA Compliance.

(a) Schedule 5.7 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans. All written descriptions thereof provided to the Agent are true and complete in all material respects.

(b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all re quirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

(c) Each Qualified Plan and Multiemployer Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Company nothing has occurred which would cause the loss of such qualification or tax-exempt status.

(d) Except as specifically disclosed in Schedule 5.7, there is no outstanding liability under Title IV of ERISA with respect to any Plan maintained or spon sored by the Company or any ERISA Affiliate, nor with respect to any Plan to which the Company or any ERISA Affiliate contributes or is obligated to contribute.

(e) Except as specifically disclosed in Schedule 5.7, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

(f) Except as specifically disclosed in Schedule 5.7, no member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of section 3(l) of ERISA) following retirement or termination of employment. To the extent that any member of the Controlled Group has made any such representation, promise or con tract, such member has expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

(g) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

(h) Except as specifically disclosed in Schedule 5.7, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(i) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise.

(j) Except as specifically disclosed in Schedule 5.7, neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur (i) any liabili ty (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

(k) Except as specifically disclosed in Schedule 5.7, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Company or an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(l) No member of the Controlled Group has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.11, and are intended to be and shall be used in compli ance with Section 7.7. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

5.9 Title to Properties. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, as applicable, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, indi vidually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

5.11  Financial Condition.

(a) The audited consolidated financial statements of financial condition of the Company and its Subsidiaries dated December 31, 1996, and the related consol idated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:
      (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;
     (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
    (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b)Since December 31, 1996, there has been no Material Adverse Effect.

5.12  Environmental Matters.

(a) Except as specifically disclosed in Schedule 5.12, the ongoing operations of the Company and each of its Subsidiaries comply in all respects with all Environ mental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $100,000 in the aggregate.

(b) Except as specifically disclosed in Schedule 5.12, the Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and regis trations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environ mental Permits are in good standing, and the Company and each of its Subsid iaries are in compliance with all material terms and conditions of such Environ mental Permits.

(c) Except as specifically disclosed in Schedule 5.12, none of the Company, any of its Subsidiaries or any of their respective present Properties or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

(d) Except as specifically disclosed in Schedule 5.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Prop erty, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $100,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither the Company nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary of the Company, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

5.15  Solvency.  The Company and each of its Subsidiaries are Solvent.

5.16 Labor Relations. There are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority.

5.17 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person; except as spe cifically disclosed in Schedule 5.5, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

5.18 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.18 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.18.

5.19 Broker's Transaction Fees. Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contem plated hereby.

5.20 Insurance. The Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

5.21 SEC Filings. The information contained in any documents filed by the Company with the SEC, including without limitation that certain Form S-11 Registration Statement, which was declared effective on August 5, 1993, was true and correct in all material respects as of the date of their respective filings.

5.22 Full Disclosure. None of the representations or warranties made by the Company or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.23 REIT Status. The Company qualifies as a Real Estate Investment Trust under the Code.


                                  ARTICLE VI
                            AFFIRMATIVE COVENANTS

The Company covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

6.1 Financial Statements. The Company shall deliver to the Agent in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank:

(a) as soon as available, but not later than ten (10) Business Days after the same is filed with the SEC, but in no event later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Kenneth Leventhal & Company or another nationally-recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such accounting firm in form and substance satisfactory to the Agent;

(b) as soon as available, but not later than ten (10) Business Days after the same is filed with the SEC, but in no event later than 60 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries; and

(c) with respect to any Real Property Asset to be acquired, as soon as available, but not less than thirty (30) days prior to acquisition, a rent roll, and five (5) years of projected cash flow.

6.2 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

(a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b) above and with the closing of each Acquisition, a certificate of a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Company, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections 7.14 and 7.15;

(c) as soon as available, but not later than five days after the same are sent, copies of all financial statements and reports which the Company sends to its shareholders; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) concurrently with the delivery of the financial statements referred to in subsection 6.1(b) above, an occupancy report for each parcel of real property owned by the Company, substantially in the form attached hereto as Exhibit F;

(e) concurrently with the delivery of the financial statements referred to in subsection 6.1(a) above, financial projections for the Company through the Revolving Termination Date, together with a financial projection for each parcel of real property owned by the Company, all in form and detail satisfactory to the Banks;

(f) promptly upon the request of any Bank made through the Agent, copies of any document, including appraisals, related to any Permitted Real Property Acqui sition;

(g) if the occupancy rate of any parcel of real property owned by the Company should fall below 90%, a written plan to increase such occupancy in form and detail satisfactory to the Banks; and

(h) promptly, such additional business, financial, corporate affairs and other information as the Agent, at the request of any Bank, may from time to time reasonably request.

6.3  Notices.  The Company shall promptly notify the Agent and each Bank:

(a) (i) of the occurrence of any Default or Event of Default, (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, and (iii) of the occurrence or existence of any event or circumstance that would cause the condition to Borrowing set forth in subsection 4.2(b) not to be satisfied if a Borrowing were requested on or after the date of such event or circumstance;

(b) of (i) any breach or non-performance of, or any default under, any Contrac tual Obligation of the Company or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority;

(c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is $250,000 (or its equivalent in another currency or cur rencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any envi ronmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be antic ipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

(e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

(f) of any of the following ERISA events affecting the Company or any member of its Controlled Group (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member of its Controlled Group with respect to such event:
      (i) an ERISA Event;
     (ii) the adoption of any new Plan that is subject to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;
    (iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or
     (iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Banks pursuant to subsection 6.1(a) or 4.1(h);

(h) of any change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries; and

(i) of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or in volving the Company or any of its Subsidiaries.
Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

6.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2;

(c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and

(e) continue to engage in business of the same general type as conducted by the Company.

6.5 Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 7.2. The Company shall use the standard of care typical in the industry in the opera tion and maintenance of its facilities.

6.6 Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insur ers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance. All casualty insurance and key man insurance (if any) maintained by the Company shall name the Agent as loss payee and all liability insurance shall name the Agent as additional insured for the benefit of the Banks, as their interests may appear. Upon request of the Agent or any Bank, the Company shall furnish the Agent, with sufficient copies for each Bank, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Company (and, if requested by the Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section 6.6 (and which, in the case of a certificate of a broker, was placed through such broker).

6.7 Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

(c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

8.8 Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

6.9 Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.10  Environmental Laws.

(a) The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmen tal Laws.

(b) Upon the written request of the Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.3(d), that could, individually or in the aggregate, result in liability in excess of $250,000.

6.11 Use of Proceeds. The Company shall use the proceeds of the Loans solely as follows: (a) for Permitted Real Property Acquisitions, and (b) for working capital and other general corporate purposes not in contravention of any Require ment of Law.

6.12 Solvency. The Company shall at all times be, and shall cause each of its Subsidiaries to be, Solvent.

6.13  Further Assurances.

(a) The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Banks do not and will not contain any untrue state ment of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recorda tion thereof.

(b) Promptly upon request by the Agent or the Majority Banks, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Banks, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to better assure, preserve, protect and confirm to the Agent and the Banks the rights granted or now or hereafter intended to be granted to the Banks under any Loan Document or under any other document executed in connection therewith.

6.14 Qualification as a Real Estate Investment Trust. The Company shall take all steps necessary, in the opinion of the board of directors and counsel for the Company, to qualify as a Real Estate Investment Trust as long as a Real Estate Investment Trust is accorded substantially the same treatment or benefits under the United States income tax laws from time to time in effect as under Sections 856-860 of the Code on the Closing Date.


                                ARTICLE VII
                NEGATIVE COVENANTS; FINANCIAL COVENANTS

The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

(a) any Lien securing permitted Secured Indebtedness;

(b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-pay ment thereof is permitted by Section 6.7, provided that no Notice of Lien has been filed or recorded under the Code;

(c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

(d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers, compensation, unemployment insurance and other social security legislation;

(e) Liens on the Property of the Company or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the Ordinary Course of Business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $100,000;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(h) Liens securing Capital Lease Obligations on assets subject to such Capital Leases, provided that such Capital Leases are permitted under subsection 7.11(d); and

(i)Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution.

7.2 Disposition of Assets. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

(c) dispositions not otherwise permitted hereunder which are made for fair market value and mandatory prepayment in the amount of the Net Proceeds of such dispositions are made as provided in subsection 2.7(a); provided, that the aggregate sales price from such dispositions shall be paid in cash.

7.3 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Subsidiary of the Company may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries of the Company, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

(b) any Subsidiary of the Company may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or a Wholly-Owned Subsidiary of the Company.

7.4 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Other Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

(a) investments in the following Cash Equivalents:
      (i) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than six months from the date of acquisition;

     (ii) certificates of deposit, time deposits, LIBOR time deposits, repur chase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six months, issued by any Bank, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by Standard & Poor's Rating Service Group and P-1 by Moody's Investors' Service, Inc.;
    (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor's Rating Group or P-1 by Moody's Investors' Service, Inc. and in either case having a tenor of not more than six months;
     (iv) investments in money market funds, including short-term adjustable rate money market funds;

(b) advances or allocations for tenant improvements to the extent permitted under Section 7.13;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business;

(d) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsid iaries;

(e) investments incurred in order to consummate Permitted Real Property Acquisitions; provided that (i) the book value (as to the purchaser) of any such Permitted Real Property Acquisition shall not exceed at the time of such investment 25% of Tangible Net Worth as calculated immediately prior to such Permitted Real Property Acquisition; (ii) such Permitted Real Property Acquisi tions are undertaken in accordance with all applicable Requirements of Law; and
(iii) (x) if any Person or business so acquired (the "Acquiree") is subject to
Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act, the prior, effective written consent of the board of directors or equivalent governing body of the Acquiree is obtained and delivered to the Agent, or (y) if the Acquiree does not meet the qualifications set forth in subclause (x) of this clause (iii), the prior effective written consent of the board of directors or equivalent governing body and the percent of any and all classes of stock or other equity of such Acquiree the consent of which, notwith standing any provisions in Organization Documents of the Acquiree to the contrary, is required by applicable statute to consummate the Permitted Real Property Acquisition, is obtained and delivered to the Agent;

(f) additional purchases of or investments in the stock of Subsidiaries, or the capital stock, assets, obligations or other securities of or interest in other Persons not exceeding $5,000,000 in any fiscal year as to all such purchases and investments in the aggregate; or

(g) investments in Joint Ventures, which investments, inclusive of Smithtown Ventures LLC, Centrepoint Associates, Hayden Plaza North Associates, Price/Fry L.L.C., and Bridewater Community Retail Center LLC, shall be no greater than 12.5% of Gross Asset Value.

7.5 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement;

(b) provided that the Company, as of the date of incurrence, has a senior unsecured debt rating of not less than "BBB-" from Standard & Poor's Rating Service or "Baa3" from Moody's Investor Service, Inc., Unsecured Indebtedness which, as of the date of incurrence, would not cause the Company to breach com pliance with the financial covenant set forth in Section 7.21(b);

(c) Secured Indebtedness which, as of the date of incurrence, would not cause the Company to breach compliance with the financial covenant set forth in Sec tion 7.21(d);

(d) Indebtedness consisting of Contingent Obligations permitted pursuant to
Section 7.8;

(e) Secured Indebtedness permitted by Sections 7.1(h) and (i) in an aggregate amount outstanding not to exceed $1,000,000; and

(f) Indebtedness incurred in connection with leases permitted pursuant to
Section 7.11.

7.6 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except (a) as expressly permitted by this Agreement, or (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary; in each case (a) and (b), upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

7.7 Use of Proceeds. The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indi rectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

7.8 Contingent Obligations. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations, except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;
and

(b) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.8.

7.9 Joint Ventures. The Company shall not, and shall not suffer or permit any of its Subsidiaries to enter into any Joint Venture, other than as set forth in subsection 7.4(g) hereto.

7.10 Compliance with ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA
Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to in crease its obligations thereunder which could result in any material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

7.11 Lease Obligations. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any Property under lease or agreement to lease, except for:

(a) leases of the Company and its Subsidiaries in existence as of November 1, 1995 and disclosed to the Banks and any renewal, extension or refinancing thereof;

(b) Operating Leases entered into by the Company or any of its Subsidiaries after the Closing Date in the Ordinary Course of Business; provided that aggre gate annual rental payment for all such Operating Leases shall not exceed in any fiscal year $500,000;

(c) leases entered into by the Company or any of its Subsidiaries after the Closing Date, provided, that:
      (i) immediately prior to giving effect to such lease, the Property subject to such lease was sold by the Company or any such Subsidiary to the lessor pursuant to a transaction permitted under Section 7.2;
     (ii) the Net Proceeds of such sale are applied simultaneously to reduce the Loans as provided in subsection 2.7; and
    (iii) no Default or Event of Default exists or would occur as a result of such sale and subsequent lease;

(d) long-term ground leases constituting Permitted Real Property Acquisitions;
and

(e) Capital Leases other than those permitted under clauses (a) and (c) of this
Section 7.11, entered into by the Company or any of its Subsidiaries after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such Capital Leases shall not exceed in any fiscal year $500,000.

7.12 Restricted Payments. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company and any Wholly-Owned Subsidiary of the Company may:

(a) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(b) only to the extent necessary to reduce its tax liability under Section 857
(b)(3)(A)(ii) of the Code to zero and to maintain the Company's qualification as a Real Estate Investment Trust, declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash solely out of 95% of FFO of the Company and its Subsidiaries, computed on a rolling four-quarter period, on a consolidated basis;

(c) distribute shares of any class of its capital stock as consideration for making any Permitted Real Property Acquisition; and

(d) convert Series A Common Stock issued by the Company into Series B Common Stock issued by the Company.

7.13 Capital Expenditures. Except in connection with Smithtown Ventures LLC and Centrepoint Associates, the Company and its Subsidiaries shall not make or commit to make Capital Expenditures in any fiscal year to exceed $10,000,000 plus the amount permitted to be made but not made in the previous fiscal year (or shorter period).

7.14 Net Operating Income. The Company shall not permit Net Operating Income, calculated on a rolling four-quarter basis, to be less than the amount set forth opposite each date set forth below:

              Four-Quarter
              Period Ending                         Amount
              -------------                      ------------
              September 30, 1997                  $34,000,000

              December 31, 1997 and
               each fiscal quarter
               thereafter                         $35,000,000


7.15  Tangible Net Worth.  The Company shall not permit Tangible Net Worth to be
less at any time than    $275,000,000; provided, however, that such amount,
shall be increased by 90% of the amount of any Net Issuance Proceeds received by the Company.

7.16 Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof. Without limiting the foregoing, the Company shall continue to maintain a real estate portfolio consisting of properties substantially similar in nature, size, tenant mix, and cash flow stream to the properties presently maintained in the Company's portfolio; provided, however, that the Company may own an office building that it occupies whose value in accordance with GAAP does not exceed $9,000,000.

7.17 Change in Structure. Except as expressly permitted under Section 7.3, the Company shall not and shall not permit any of its Subsidiaries to, make any changes in its equity capital structure (including in the terms of its outstanding stock), or amend its certificate of incorporation or by-laws in any material respect, excluding amendments to change the corporate name of the Compa ny and conversion of Series A Common Stock issued by the Company into Series B Common Stock issued by the Company.

7.18 Accounting Changes. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any of its consolidated Subsidiaries.

7.19 Other Contracts. The Company shall not enter into any employment contracts or other employment or service-retention arrangements whose terms, in cluding salaries, benefits and other compensation, are not normal and customary in the industry.

7.20 Other Prohibited Business Activities. The Company shall not, and shall not permit its Subsidiaries to, engage in the construction of improvements or other development of any real property, make any acquisition of real property located outside of the United States or which consists of raw land, or make loans to any Person to acquire, finance, or develop any real estate or any inter est therein, except as expressly permitted under this Agreement.

7.21 Financial Covenants.

(a) Fixed Charge Coverage. The ratio of Net Operating Income to Fixed Charges (for any period of four consecutive fiscal quarters) shall, as of the first day of each quarter with respect to the previous four quarters, be equal to or great er than 2.25:1.

(b) Unleveraged Asset Ratio. The ratio of Unleveraged Asset Value (excluding Unimproved Assets) to Unsecured Indebtedness shall at no time be less than 2:1. For the purposes of this Section 7.21(b) only, (A) Unleveraged Assets shall not be deemed to include any Unleveraged Assets that are owned by a Joint Venture or unconsolidated subsidiary of the Company rather than by Company or its Subsid iaries unless (x) the Unleveraged Assets owned by such Joint Venture or unconsolidated subsidiary are (i) managed and controlled by the Company (such management and control to included, without limitation, control over financing and sale decisions) and (ii) approved by each of the Banks for inclusion in the calculation of this covenant and (y) the Joint Venture or unconsolidated subsidiary that owns such Unleveraged Assets is not in default under or with respect to any Indebtedness (beyond any applicable period of grace); and (B) Unsecured Indebtedness shall not be deemed to include any Unsecured Indebtedness of a Joint Venture or unconsolidated subsidiary of the Company unless the Unleveraged Assets of such Joint Venture or unconsolidated subsidiary have been approved by each of the Banks for inclusion in this covenant. As of the date hereof, each of the Banks has approved the Unleveraged Assets owned by Smithtown Ventures LLC for inclusion in the calculation of this covenant.

(c) Unimproved Asset Value Percentage. Unimproved Asset Value shall at no time exceed five percent (5%) of Gross Asset Value.

(d) Secured Indebtedness. Secured Indebtedness shall at no time exceed fifteen percent (15%) of Gross Asset Value.

(e) Leverage Ratio. Indebtedness of the Company and its Subsidiaries, together with the Company's allocable share, based on the Company's percentage ownership interest of such Joint Venture or unconsolidated subsidiary, of Indebtedness of the Company's unconsolidated subsidiaries and Joint Ventures, shall at no time exceed 46% of Gross Asset Value.

(f) Limits on Negative Pledges. Neither the Company nor any Subsidiary shall agree to limits on Liens on Unleveraged Assets. The foregoing restriction on negative pledges shall not be deemed to include: (i) covenants in any other Indebtedness instruments which are not more restrictive than the terms of the Loan Documents or (ii) covenants identical to those contained as of the Closing Date in the Company's public 7-1/8% Senior Notes due 2004.

(g) Construction Asset Costs. Construction Asset Costs of the Company and its Subsidiaries, together with the Company's allocable share (based on the Company's percentage ownership interest of such Joint Venture or unconsolidated subsidiary) of Construction Asset Costs of the Company's unconsolidated subsidiaries and Joint Ventures, shall at no time exceed ten percent (10%) of the Gross Asset Value.

(h) Proforma Interest Expense Ratio. As of the first day of each quarter, the ratio of Proforma Net Operating Income to Proforma Interest Expense for the previous four quarters shall at no time be less than 2:1.

(i) Base Rental Income Per Tenant. No single tenant of any Real Property Asset shall be responsible for contributing more than 12.5% of the aggregate base rental income from all Real Property Assets; provided, however, that Price/Costco may contribute not more than 17.5% and Home Depot, Inc. may contrib ute not more than 25% to the aggregate base rental income.

(j) Rental Income Per Real Property Asset. The base rental income from any one Real Property Asset may not represent more than 15% of the total base rental income from all Real Property Assets.

(k) Other Indebtedness. The Company shall not agree to covenants in any other Indebtedness instruments which are more restrictive than the terms of the Loan Documents; provided however that covenants identical to those contained as of the Closing Date in the Company's public 7-1/8% Senior Notes due 2004 shall not be deemed to violate this Section 5.21(k).


                                ARTICLE VIII

                             EVENTS OF DEFAULT

8.1 Event of Default. Any of the following shall constitute an "Event of Default":

(a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within two (2) Business Days after the same shall become due, any interest, fee or any other amount pay able hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty by the Company or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any of its Subsidiaries, or their respective Responsible Offi cers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections 6.1, 6.2, 6.3 and 6.11 or Article VII; or

(d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer of the Company knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent; or

(e) Cross-Default. The Company or any of its Subsidiaries: (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition is to cause the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to have the right to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency; Voluntary Proceedings.  The Company or any of its Subsidiaries
(i) ceases or fails to be Solvent, or generally fails to pay, or admits in writ ing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) the Company or an ERISA Affiliate shall fail to satisfy its contribution require ments under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $250,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $250,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $250,000; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on members of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $250,000 or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the controlled Group in excess of $250,000; (viii) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $250,000;
(ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose a member or members of the Controlled Group to monetary liability in excess of $250,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $250,000; or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that involves a potential liability, net increase in aggregate Unfunded Pension Liabilities, un funded liabilities, or any combination thereof, in excess of $250,000.

(i) Monetary Judgments. One or more noninterlocutory judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $250,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Management. At any time, more than one-half of the current composition of the Company's board of directors changes, or any of the following current prin cipal members of senior management cease for any reason to occupy such positions: George M. Jezek, or Joseph K. Kornwasser.

(l) Loss of Licenses. The Governmental Authority shall revoke or fail to renew any material license, permit or franchise of the Company or any of its Subsidiaries or the Company or any of its Subsidiaries shall for any reason lose any material license, permit or franchise or the Company or any of its Subsid iaries shall suffer the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

(m) Change of Control. Any Person (including affiliates of such Person) shall acquire more than twenty percent (20%) of the common shares of the Company); or

(n) REIT Status. The Company shall cease at any time to qualify as a Real Estate Investment Trust under the Code.

8.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of the Majority Banks, or may:

(a) declare the Revolving Commitment of each Bank to make Loans to be terminated, whereupon such Revolving Commitments shall forthwith be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.1 above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE IX

                                   THE AGENT

9.1 Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connec tion with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certifi cate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsid iaries or Affiliates.

9.4  Reliance by Agent.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b) For purposes of determining compliance with the conditions specified in
Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or ap proved by or acceptable or satisfactory to the Bank.

9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

9.6 Credit Decision. Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

9.7 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judg ments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penal ties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks in this Section shall survive the payment of all Obligations hereunder.

9.8 Agent in Individual Capacity. MGT and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Company and its Subsidiaries and Affiliates as though MGT were not the Agent hereunder and without notice to or consent of the Banks. With respect to its Loans, MGT shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include MGT in its individual capacity.

9.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Banks. The Majority Banks may remove the Agent as agent in the event of gross negligence or willful misconduct by the Agent. If the Agent shall resign or be removed as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its bene fit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.


                                   ARTICLE X

                                 MISCELLANEOUS

10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any depar ture by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, the Company and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Agent, do any of the following:

(a) increase or extend the Revolving Commitment of any Bank, whether pursuant to
Section 2.1 (b) or otherwise, (or reinstate any Revolving Commitment terminated pursuant to subsection 8.2(a)) or subject any Bank to any additional obligations;

(b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Docu ment;

(d) change the percentage of the Revolving Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder;

(e) amend this Section 10.1 or Section 2.14 or any provision providing for consent or other action by all Banks;

(f) amend or waive the Company's failure to comply with Sections 6.11 or 7.7; or

(g) modify so as to make less demanding on the Company any of the provisions of Sections 7.1, 7.5, 7.8, 7.9, 7.12, 7.14, 7.15, 7.16, 7.20 or 7.21.

10.2  Notices.

(a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipi ent at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

(c) The Company acknowledges and agrees that any agreement of the Agent and the Banks at Article II herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.4 Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

(a) pay or reimburse MGT (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(f)) for all costs and expenses incurred by MGT (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by MGT (including in its capacity as Agent) with respect thereto;

(b) pay or reimburse each Bank and the Agent within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement or preservation of any rights or remedies (including in connection with any "workout" or restruc turing regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney costs incurred by the Agent and any Bank; and

(c) pay or reimburse MGT (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(e)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by MGT (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

10.5 Indemnity. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. The Company shall pay, indemnify, and hold each Bank, the Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

(b) Environmental Indemnity. (i) The Company hereby agrees to indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabili ties, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Mortgage in favor of the Agent or any Bank. No action taken by legal counsel chosen by the Agent or any Bank in de fending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Agent and each Bank.
     (ii) In no event shall any site visit, observation, or testing by the Agent or any Bank (or any contractee of the Agent or any Bank) be deemed a representa tion or warranty that Hazardous Materials are or are not present in, on, or un der, the site, or that there has been or shall be compliance with any Environ mental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Bank. Neither the Agent nor any Bank owes any duty of care to protect the Company or any other Person against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Agent nor any Bank shall be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Bank.

(c) Survival; Defense. The obligations in this Section 10.5 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section 10.5 shall be paid within 30 days after demand.

10.6 Marshalling; Payments Set Aside. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Banks, or the Agent or the Banks enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective suc cessors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

10.8  Assignments, Participations, etc.

(a) Any Bank may, with the written consent of the Company (which consent shall not be unreasonably withheld) and the Agent, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that (i) at the time of each such assignment, the Bank making such assignment retains no less than $10,000,000 of the Commit ments, or none of them; (ii) if the assigning Bank is the Agent, and retains none of the Commitments following the assignment, such Agent shall immediately resign, in accordance with Section 9.9 of this Agreement; and (iii) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $2,500.

(b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be re leased from its obligations under the Loan Documents.

(c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of-the processing fee (and provided that it consents to such assignment pursuant to subsection 10.8(a)), the Company shall execute and deliver to the Agent, new Notes evi dencing such Assignee's assigned Loans and Revolving Commitment and, if the assignor Bank has retained a portion of its Loans and its Revolving Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Commitments arising therefrom. The Revolving Commitment allocated to each Assignee shall reduce such Revolving Commitments of the assigning Bank pro tanto.

(d) Prior to assigning all or any ratable part of the Loans, the Commitments, and other rights and obligations hereunder to any Person which is not a Bank hereunder, an assigning Bank shall first offer (through the Agent) the interest to be assigned to the other Banks. The offer shall contain all material terms of the proposed assignment. The Agent, once it receives the offer from the assigning Bank, shall promptly advise each other Bank thereof. Each other Bank shall then have ten Business Days within which to accept such offer. Any other Bank accepting the offer must accept the entire interest so offered unless one or more other Banks have accepted a portion thereof such that, when added to the other portion(s) accepted by one or more other Banks, the entire interest offered has been accepted by such other Banks. If more than one other Bank accepts the entire interest offered, then the interest shall be assigned to such accepting Banks pro rata in the proportion of their Revolving Commitments. If no other Bank accepts the offer of the assigning Bank within ten Business Days from receiving the Agent's advice of the offer, then the assigning Bank shall be free to assign its interest to an Eligible Assignee other than a Bank.

(e) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall con tinue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section
10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3 and 10.5 as though it were also a Bank here under, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

(f) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confi dential" by the Company and provided to it by the Company or any Subsidiary of the Company, or by the Agent on such Company's or Subsidiary's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided further, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, and (F) to such Bank's independent auditors and other professional advisors. Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Bank's possession concerning the Company or its Subsidiaries which has been delivered to Agent or the Banks pursuant to this Agreement or which has been delivered to the Agent or the Banks by the Company in connection with the Banks' credit evaluation of the Company prior to entering into this Agreement; provided that, unless otherwise agreed by the Company, such Transferee agrees in writing to such Bank to keep such information confidential to the same extent required of the Banks hereunder.

(g) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Bank may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans or Notes made by the Company to or for the account of the assigning or pledging Bank in accordance with the terms of this Agreement shall satisfy the Company's obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Bank from its obligations hereunder.

(h) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, from and after an Event of Default, any Bank may assign all or any part of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, without the consent of the Company or the Agent, to any person, provided that such person shall execute and deliver an Assignment and Acceptance.

10.9 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.9 are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.

10.10 Automatic Debits of Fees. With respect to any commitment fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or MGT under the Loan Documents, the Company hereby irrevocably authorizes MGT to debit any deposit account of the Company with MGT in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in MGT's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.10 shall be deemed a set-off. MGT shall notify the Company, which notice may be given by telephone, of the estimated amount to be debited at least 5 Business Days prior to the date of the next scheduled debit.

10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of its LIBOR Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

10.12 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Bank shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

10.15 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

10.16  Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CON SENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDIC TION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

10.17 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTER CLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMEND MENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.18  Entire Agreement.  This Agreement,   together with the other Loan
Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for the fee letters referenced in subsections 2.10(a) and 2.10(c), and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Banks.

10.19 Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

10.20 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

10.21 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, Subsidiary or Affili ate of such Bank.

10.22 Limitation of Liability. No claim may be made by the Company or any other Person acting by or through the Company against the Agent or any Bank or the Affiliates, Directors, Officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Company hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.23 Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Company. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any Officer, director, shareholder or employee of the Company except in the event of fraud or misappropriation of funds on the part of such Officer, Director, shareholder or employee.

10.24 Legal Rate. Notwithstanding anything in this Credit Agreement or any Loan Document to the contrary, if at any time the interest rate applicable to the Notes, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges"), as provided for in this Credit Agreement or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Agent, on behalf of the Banks, shall exceed the maximum lawful rate (the "Legal Rate") which may be contracted for, charged, taken, received or reserved by the Agent, on behalf of the Banks in accordance with applicable law, the rate of interest payable under such Notes, together with all Charges payable, shall be limited to the Legal Rate and any interest or Charges not so charged, taken, received or reserved by the Agent, on behalf of the Banks at such time shall be spread, prorated or amortized over the term of such Notes to the fullest extent permit ted by law.





IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized Officers as of the day and year first above written.

                                    THE PRICE REIT, INC.


                                    By: /GEORGE M. JEZEK/
                                        -----------------
                                        Name:  George M. Jezek
                                        Title: Executive Vice President

                                    Address for notices:

                                    7979 Ivanhoe Avenue, Suite 524
                                    La Jolla, California  92037
                                    Facsimile: (619) 551-2326
                                    Tel: (619) 551-2325



                                    MORGAN GUARANTY TRUST COMPANY OF
                                    NEW YORK, as Agent and as a Bank


                                    By: /TIMOTHY V. O'DONOVAN/
                                        ----------------------
                                        Name:  Timothy V. O'Donovan
                                        Title: Vice President

                                    Address for notices:

                                    c/o J.P. Morgan Services Inc.
                                    500 Stanton Christiana Road
                                    Newark, DE 19713-2107
                                    Attn: Jennifer Van Landingham
                                    Facsimile: (302) 634-1092

                                    Address for payments:

                                    Morgan Guaranty Trust Company of New York
                                    ABA No. 021000238
                                    Attn: Loan Department
                                    Account No. 999-99-090
                                    Reference: The Price REIT, Inc.


                                    WELLS FARGO BANK, N.A. as a Bank

                                    By: /KAY SKIDMORE/
                                        --------------
                                        Name:  Kay Skidmore
                                        Title: Vice President


                                    CORESTATES BANK, N.A., as a Bank

                                    By: /MARK A. DUFFY/
                                        ---------------
                                        Name:  Mark A. Duffy
                                        Title: Vice PresidentS



                                                            Schedule 2.1


                               REVOLVING COMMITMENTS
                                AND PRO RATA SHARES


                                                             Pro Rata
            Bank                    Commitment                 Share
-----------------------------     ---------------         --------------
Morgan Guaranty Trust Company     U.S.$25,000,000          33.333333334%

Wells Fargo Bank, N.A.            U.S.$25,000,000          33.333333333%

CoreStates Bank, N.A.             U.S.$25,000,000          33.333333333%
                                  ---------------         --------------
         TOTAL                    U.S.$75,000,000         100.000000000%




                                                            SCHEDULE 5.5



                                   LITIGATION
                                   ----------

                                      NONE







                                                            SCHEDULE 5.7


                               ERISA COMPLIANCE
                               ----------------

            The Employees' 401(K) Plan of The Price REIT, Inc.







                                                           SCHEDULE 5.11


                             PERMITTED LIABILITIES
                             ---------------------

                                     NONE






                                 SCHEDULE 5.12



                             ENVIRONMENTAL MATTERS
                             ---------------------

                                      NONE






                                                            SCHEDULE 5.19



                                  SUBSIDIARIES
                                  ------------

                Price Texas, Inc., a qualified REIT subsidiary







                               SCHEDULE 7.8



                              CONTINGENT OBLIGATIONS
                              ----------------------

                                       NONE










                                   EXHIBIT A

                         FORM OF NOTICE OF BORROWING



                                                      Date:


To: Morgan Guaranty Trust Company of New York, as Agent for the Banks parties to the Second Amended and Restated Credit Agreement dated as of July 1, 1997 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among The Price REIT, Inc., certain Banks which are signatories thereto and Morgan Guaranty Trust Company of New York, as Agent.


Ladies and Gentlemen:

The undersigned The Price REIT, Inc. (the "Company") refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.3 of the Credit Agreement, of the Borrowing specified herein:

  1. The purpose(s) of the proposed Borrowing is/are:

  2. The Business Day of the proposed Borrowing is         , 19   .

  3. The aggregate amount of the proposed Borrowing is $                .

  4. The Borrowing is to be comprised of $             of [LIBOR Rate] [Base
Rate] Loan(s).

  5. [If applicable:] The duration of the Interest Period for the LIBOR Rate
Loans included in the Borrowing shall be           month(s).

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

  (a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

  (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing;

  (c) the proposed Borrowing will not cause the Aggregate Principal Amount of all Outstanding Loans to exceed the Aggregate Revolving Commitment.


                                           THE PRICE REIT, INC.


                                           By:
                                               ------------------------
                                           Title:










                                   EXHIBIT B

                   FORM OF NOTICE CONVERSION/CONTINUATION



                                                      Date:



To: Morgan Guaranty Trust Company of New York, as Agent for the Banks parties to the Second Amended and Restated Credit Agreement dated as of July 1, 1997 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among The Price REIT, Inc., certain Banks which are signatories thereto and Morgan Guaranty Trust Company of New York, as Agent.


Ladies and Gentlemen:

The undersigned The Price REIT, Inc. (the "Company") refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the Borrowing specified herein:

  1. The date of the [conversion] [continuation] is                , 19   .

  2. The aggregate amount of the Loans [converted] is $            or
[continued] is $                            .

  3. The nature of each Loan to be [converted] [continued] is [LIBOR Rate] [Base Rate] Loan.

  4. The Loans are to be [converted into] [continued as] [LIBOR Rate] [Base Rate] Loan.

  5. [If applicable:] The duration of the Interest Period for the Loans included
in the [conversion] [continuation] shall be                 month(s).

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

  (a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

  (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].



                                           THE PRICE REIT, INC.


                                           By:
                                               -------------------------
                                           Title:









                                           EXHIBIT C

                                    FORM OF REVOLVING NOTE

$
 ------------------------                                July 1, 1997
                                                         New York, New York

On the Revolving Termination Date, THE PRICE REIT, INC., a Maryland corporation (the "Company"), for value received, hereby promises to pay to the order of
("Bank") the sum of (i)                           Dollars ($          ) or (ii)
if less, the total unpaid principal amount of all Base Rate Loans and LIBOR Rate Loans made by Bank to the Company from the date of this Note through the Revolving Termination Date pursuant to that certain Second Amended and Restated Credit Agreement dated as of the date hereof (the "Credit Agreement"), among the Company, Morgan Guaranty Trust Company of New York (as Agent and as a bank), and certain banks named therein, including Bank. Terms not defined herein have the meanings assigned to such terms in the Credit Agreement.

Payments under this Note shall be made in lawful money of the United States at the address for payments provided in the Credit Agreement.

This Note shall bear interest as set forth in the Credit Agreement for Base Rate Loans and LIBOR Rate Loans. Interest payable under this Note shall be payable at the times specified in the Credit Agreement. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all as provided in the Credit Agreement.

This Note is being delivered to Bank under Section 4.1(a) of the Credit Agreement and is subject to the terms of the Credit Agreement, including without limitation acceleration of maturity.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

All Base Rate Loans and LIBOR Rate Loans made by Bank to the Company pursuant to the Credit Agreement and all payments of principal thereof may be indicated by Bank upon the grid attached hereto which is a part of this Note or by records maintained by Bank. Such notations or records shall be presumptive as to the aggregate unpaid principal amount of all Base Rate Loans and LIBOR Rate Loans made by Bank pursuant to the Credit Agreement.


                                           THE PRICE REIT, INC.

                                           By: /GEORGE M. JEZEK/
                                               -----------------
                                               Name:  George M. Jezek
                                               Title: Executive Vice President




                       Base Rate Loans and LIBOR Rate Loans
                              Payments of Principal



                                                                      Name of
        Amount     Interest               Amount of                   Person
        & Type      Period    Interest    Principal     Unpaid        Making
Date    of Loan     if any      Rate        Paid        Balance     Negotiation
----    -------    --------   --------    ---------     -------     -----------















                                   EXHIBIT E


                 FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT


THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Agreement") dated as of           ,
199 is made with reference to that certain Second Amended and Restated Credit Agreement dated as of July 1, 1997 (the "Credit Agreement"), among THE PRICE REIT, INC. (the "Company"), the Banks therein named and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent for itself and for the Banks (in such capacity, the "Agent") and is entered into between the "Assignor" described below, in its capacity as a Bank under the Credit Agreement, and the "Assignee" described below.

The Assignor and the Assignee hereby represent, warrant and agree as follows:

  1. Definitions. Except as otherwise provided herein, capitalized terms defined in the Credit Agreement are used herein with the meanings set forth therein. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

     "Assignee" means                                          .

     "Assigned Pro-Rata Share" means the percentage of the Aggregate Revolving Commitment and Loans of the Assignor under the Credit Agreement being assigned hereunder and the corresponding dollar amount with respect to such percentage of the Aggregate Revolving Commitment under the Credit Agreement as set forth below:

                 Percentage:                   %
                 Dollar Amount:       $

     "Assignor" means                                             .

     "Effective Date" means                                , 199  .

  2. Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:

     (a) As of the date hereof, the Pro-Rata Share of the Assignor is        %
of the Aggregate Revolving Commitment under the Credit Agreement, which is equal
to $                 (without giving effect to assignment thereof which has not yet become effective). The Assignor is the legal and beneficial owner of the Assigned Pro-Rata Share and the Assigned Pro-Rata Share is free and clear of any adverse claim.

     [(b) As of the date hereof, there are no outstanding Loans made under the Aggregate Revolving Commitment under the Credit Agreement.]

     [(b) As of the date hereof, the outstanding principal balance of Loans made under the Aggregate Revolving Commitment under the Credit Agreement is
$                .]

     (c) If required pursuant to Section 10.8 of the Credit Agreement, the Assignor has obtained the prior approval of the Company to the assignment to the Assignee provided for herein.

     (d) The Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith.

     (e) This Agreement constitutes the legal, valid and binding obligation of the Assignor.

The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance by the Company of the Obligations, and assumes no responsibility with respect to any statements, warranties or representations made under or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other documents under the Credit Agreement, other than as expressly set forth above.

  3. Representations and warranties of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

     (a) The Assignee has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith.

     (b) This Agreement constitutes the legal, valid and binding obligation of the Assignee.

     (c) The Assignee has independently and without reliance upon the Assignor and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Assignee will, independently and without reliance upon the Agent or any Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

     (d) If the Assignee is organized under the laws of a jurisdiction outside the United States of America, attached hereto are the forms certifying the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement.

  4. Assignment. On the terms set forth herein, the Assignor, as of the Effective Date, hereby irrevocably sells, assigns and transfers to the Assignee all of the rights and obligations of the Assignor under the Credit Agreement and the Loans owing to the Assignor under the Credit Agreement, to the extent of the Assigned Pro Rata Share, and the Assignee irrevocably accepts such assignment of rights and assumes such obligations from the Assignor on such terms and effective as of the Effective Date. As of the Effective Date, the Assignee shall have the rights and obligations of a "Bank" under the Credit Agreement. Assignee hereby appoints and authorizes the Agent to exercise such powers under the Credit Agreement as are delegated to the Agent by Article IX of the Credit Agreement.

5. Payment. on the Effective Date, the Assignee shall pay to the Assignor, in immediately available funds, an amount equal to the purchase price of the Assigned Pro Rata Share, as agreed between the Assignor and the Assignee pursuant to a letter agreement of even date herewith.

The Assignor and the Assignee hereby agree that if either receives any payment of interest, principal, fees or any other amount under any Loan Document which is for the account of the other, it shall hold the same in trust for such party to the extent of such party's interest therein and shall promptly pay the same to such party.

6. Principal, Interest, Fees, etc. Any principal that would be payable and any interest, fees and other amounts that would accrue from and after the Effective Date to or for the account of the Assignor pursuant to the Credit Agreement shall be payable to or for the account of the Assignor and the Assignee, in accordance with their respective interests as adjusted pursuant to this Agreement. Payments to be made to the Assignee shall be made to its address set forth on the signature pages hereof, or to such other address as the Assignee may designate.

7. Transfer Fee. On the Effective Date, the Assignor or Assignee shall pay to the Agent the transfer fees provided for in Section 10.8(a) of the Credit Agreement.

8. Further Assurances. Concurrently with the execution of this Agreement, the Assignor shall execute two counterpart original Requests for Registration, in the form of Exhibit A to this Agreement, to be forwarded to the Agent. The Assignor and the Assignee further agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, and the Assignor specifically agrees to cause the delivery of (a) two original counterparts of this Agreement and (b) the Requests for Registration, to the Agent for the purpose of registration of the Assignee as a "Bank."

9. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. FOR ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT, THE ASSIGNEE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK.

10. Notices. All communications among the parties or notices in connection herewith must be in writing and must be mailed, telegraphed, telecopied, delivered or sent by telex or cable, addressed to the appropriate party at its address set forth on the signature pages hereof. All communications and notices shall, if sent by telegraph, telex or telecopy, be deemed to have been given when received by the Person to whom addressed; if sent by overnight courier service, be deemed to have been given one day after the date when sent; and if sent by mail, be given to have been given three days after the date when sent by registered or certified mail, postage prepaid.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that the Assignee shall not assign its rights or obligations without the prior written consent of the Assignee and any purported assignment, absent such consent, shall be void.

12. Interpretation. The headings of the various sections hereof are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officials, officers or agents thereunder duly authorized as of the date first above written.


                                           "Assignor"


                                            By:
                                                ---------------------------
                                                Its:

                                            Address:

                                            Attn:
                                            Telephone:
                                            Telecopy:
                                            Telex:


                                           "Assignee"


                                            By:
                                                --------------------------
                                                Its:

                                            Address:

                                            Attn:
                                            Telephone:
                                            Telecopy:
                                            Telex:












                EXHIBIT A TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

                            REQUEST FOR REGISTRATION



TO: MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent


THIS REQUEST FOR REGISTRATION is made as of the date of the enclosed Assignment and Acceptance Agreement with reference to that certain Second Amended and Restated Credit Agreement, dated as of July 1, 1997 among THE PRICE REIT, INC. (the "Company"), the Banks therein named and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent for itself and for the Banks (in such capacity, the "Agent") (as amended, the "Credit Agreement").

The Assignor and Assignee described below hereby request that the Agent register the Assignee as a Bank pursuant to the Credit Agreement effective as of the Effective Date described in the Assignment and Acceptance Agreement and, in connection with this request, certify to the Agent that the Assignment and Acceptance Agreement sets forth the correct Pro-Rata Share of the Aggregate Revolving Commitment under the Credit Agreement held by the Assignor and the Assigned Pro-Rata Share of the Assignee.

Enclosed with this Request are two counterpart originals of the Assignment and Acceptance Agreement.

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Request for
Registration by their duly authorized officers as of this    day of          ,
199 .


                                           "Assignor"


                                            By:
                                                ------------------------
                                                Its:

                                           "Assignee"


                                            By:
                                                ------------------------
                                                Its:

The Agent has registered the Assignee as a Bank under the Credit Agreement, effective as of the Effective Date described above, with a Pro-Rata Share of the Aggregate Revolving Commitment under the Credit Agreement corresponding to the Assigned Pro-Rata Share and has adjusted the registered Pro-Rata Share of the Aggregate Revolving Commitment of the Assignor under the Credit Agreement to reflect the assignment of the Assigned Pro-Rata Share.

Dated this     day of            , 199

                                            MORGAN GUARANTY TRUST COMPANY
                                              OF NEW YORK


                                            By:
                                                ----------------------
                                                Name:
                                                Title:



                                   EXHIBIT F

                             THE PRICE REIT, INC.


REPORTING QUARTER:


Property  Occupancy  Revenus   Expenses (before)   Net Operating   Budgeted Net
                               depreciation and        Income       Operating
                                 debt service)                       Income
-------------------------------------------------------------------------------





                          PURCHASE AND SALE AGREEMENT
                            AND ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of April 17, 1997, by and among THE PRICE REIT, INC., a Maryland corporation ("Seller"), WESTRUST ASSET MANAGEMENT, INC., a California corporation ("Buyer"), and CHICAGO TITLE INSURANCE COMPANY ("Escrow Holder"), with reference to the following facts:

A. Seller is the owner of the Property, as hereinafter

B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Property, all on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual agreements herein set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, and where appropriate Escrow Holder, agree as follows:

                                   ARTICLE 1

                                   PROPERTY

Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

1.1 Land. That certain real property (the "Land") described in Schedule A hereto, all of which shall be conveyed to Buyer pursuant to a deed in the form of Schedule B hereto (the "Deed");

1.2 Appurtenances. All rights, privileges and easements appurtenant to and for the benefit of the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements, rights-of-way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Land, the Leases, the Rents, the Improvements, the Intangible Property, or any other appurtenance, together with all rights of Seller in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all rights of Seller in any land lying in the bed of any existing or proposed street adjacent to the Land (all of which are collectively referred to as the "Appurtenances");

1.3 Improvements. All improvements and fixtures located or to be located on the Land, including, without limitation, all buildings and structures presently located on the Land or to be located thereon on the Closing Date, all apparatus, equipment and appliances presently located on the Land and used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any, which become the property of the owner of the Land (all of which are collectively referred to as the "Improvements");

1.4 Leases and Rents. All leases, occupancy agreements and other similar agreements to which Seller is a party or by which it is bound, together with all modifications, extensions and renewals thereof, and any guarantees of any of the foregoing with respect to or demising any part of the Land, Appurtenances or Improvements (the "Leases"), all income, receipts, funds and revenues of any kind whatsoever payable under the Leases or otherwise with respect to all or any portion of the Land, Appurtenances or Improvements (the "Rents"), all of which Leases and Rents shall be transferred and assigned to Buyer pursuant to an instrument in the form of Schedule C hereto (the "Assignment and Assumption of Leases and Rents");

1.5 Personal Property. All equipment, appliances, furniture, furnishings and other tangible personal property located or to be located on, or situated or to be situated in and used in connection with, the Land and/or the Improvements ("Personal Property"), and all of which Personal Property shall be transferred and assigned to Buyer pursuant to an instrument in the form of Schedule D hereto (the "Bill of Sale"). Buyer and Seller agree that the Personal Property has no monetary value separate and apart form the Real Property.

1.6 Intangible Property. All of the interest of Seller in (i) any intangible personal property which relates to and is reasonably required for the operation and functioning of the Land, Improvements or Personal Property generally, (ii) any and all warranties, guarantees, permits, contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property, as defined below (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements) (iii) all trade names and trade marks associated with the Real Property including without limitation the name of the Improvements; (iv) the plans and specifications for the Improvements and (v) all books and records relating to the Property. Notwithstanding anything to the contrary contained herein, Seller shall not be obligated to provide to Buyer books or records relating to the Property unless the following conditions are satisfied: the books and records are in the possession or control of Seller, the books and records relate solely to the Real Property and do not also relate to any other property, the books and records are not confidential communications to Seller's legal counsel or communications with Seller's lender's (or their agents or employees); provided, however, notwithstanding the foregoing, the books and records shall include all books and records relating exclusively to tenant leases and the physical condition of the Property (all of which are collectively referred to as the "Intangible Property"), and all of which shall be assigned to Buyer pursuant to an assignment in the form of Schedule E hereto (the "Assignment and Assumption of Contracts, Intangible Property Warranties and Guarantees"); and

All of the items described in Sections 1.1, 1.2, 1.3, 1.4, 1.5 and 1.6 above are hereinafter collectively referred to as the "Property." The items described in Sections 1.1, 1.2, and 1.3 above are hereinafter referred to collectively as the "Real Property."

                                   ARTICLE 2

                                 PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property shall be Seventeen Million Five Hundred Fifty Thousand Dollars ($17,550,000.00) (the "purchase Price"). The Purchase Price shall be allocated between the Land and Improvements as Buyer and Seller shall reasonably determine prior to the expiration of the Review Period.

2.2 Payment of Purchase Price. The Purchase Price shall be paid by Buyer into the escrow for this Agreement to be maintained by Escrow Holder ("Escrow") at the Closing by wire transfer of immediately available funds in accordance with wiring instructions to be provided by Escrow Holder; provided, however, that Buyer shall adjust the funds to be wired pursuant to this Section 2.2 for the following: (i) the amount of credits due to Buyer, or debits due from Buyer (as the case may be) for prorations hereunder plus (ii) the amount of the Earnest Money Deposit (hereinafter defined) plus earnings thereon;

2.3 Earnest Money Deposit. Within two (2) business days after the delivery of one (1) fully executed copy of this Agreement to Escrow Holder and Buyer, Buyer shall deposit with Escrow Holder the sum of One Hundred Thousand Dollars ($100,000.00) (the "Initial Earnest Money Deposit") in the form of a check or wire transfer. Upon conclusion of the Review Period, unless Buyer terminates this Agreement pursuant hereto, Buyer shall deposit with Escrow Holder the additional sum of One Hundred Thousand Dollars ($100,000.00) (the "Subsequent Earnest Money Deposit"). The Subsequent Earnest Money Deposit and the Initial Earnest Money Deposit and any interest accrued thereon are hereinafter collectively referred to as the "Earnest Money Deposit") in the form of a check or wire transfer.

2.4 Investment of Deposit. While the Escrow Holder holds the Earnest Money Deposit, Escrow Holder shall place the Earnest Money Deposit in an interest-bearing account with a bank or savings association, the deposits of which are federally insured, as Buyer may select. All interest on the Earnest Money Deposit so earned shall accrue for the benefit of Buyer. Notwithstanding the foregoing, however, in the event of any default by Buyer hereunder, all interest earned on such account shall accrue to the benefit of Seller.

2.5 Deposit As Liquidated Damages. IF THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, SELLER SHALL BE ENTITLED TO RETAIN THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR SIGNATURES BELOW, THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES. THEREFORE, IF, AFTER SATISFACTION OR WAIVER OF ALL CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS UNDER THIS AGREEMENT (OTHER THAN CONDITIONS IN BUYER'S CONTROL), BUYER BREACHES THIS AGREEMENT AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED HEREIN, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE EARNEST MONEY DEPOSIT. THE PARTIES FURTHER ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER AND SELLER HEREBY WAIVES ANY OTHER REMEDY INCLUDING BUT NOT LIMITED TO A SUIT FOR DAMAGES OR SPECIFIC PERFORMANCE.

                                           Seller:

                                           The PRICE REIT, INC.

Dated: April 11, 1997                      By:  /JERALD FRIEDMAN/
                                                -----------------
                                           Its: Senior Executive Vice President

                                           Buyer:
                                           WESTRUST ASSET MANAGEMENT, INC.
                                           a California corporation
Dated: April 17, 1997                      By:  /RICARDO CAPRETTA/
                                                ------------------
                                           Its: President


                                   ARTICLE 3

                               TITLE TO PROPERTY

3.1 Title. At the Closing, Seller shall convey title to the Property pursuant to the Deed. In furtherance thereof, Seller shall cause Chicago Title Insurance Company (the "Title Company") to issue an ALTA extended coverage Owner's Policy of Title Insurance (1970 Form) (the "Title Policy") in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to (i) the lien of real property taxes for the then applicable fiscal year, to the extent not yet due and payable, (ii) the lien of supplemental taxes imposed by reason of transfer on or after the Closing, and
(iii) the Permitted Exceptions.

3.2 Other Conveyance Documents. At the Closing, Seller shall (i) assign the Leases and Rents to Buyer pursuant to the Assignment and Assumption of Leases and Rents; (ii) transfer title to the Personal Property to Buyer pursuant to the Bill of Sale, (iii) transfer and assign to Buyer all of Seller's rights in and to the Intangible Property pursuant to the Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees, and (iv) execute and deliver Tenant Notification Letters addressed to each tenant detailing the ownership change in the form set forth on Schedule I attached hereto.


                                   ARTICLE 4

                            CONDITIONS TO CLOSING

A. Buyer's Conditions to Closing.The satisfaction of the following matters at the times described below, is a condition precedent to Buyer's obligation to purchase the Property:

4.1 Non-Foreign Status of Seller. Seller's execution and delivery to Buyer, on the Closing Date, of Seller's certificate in the form attached hereto as Schedule E (the "Non-Foreign Certificate") stating, under penalty of perjury, that Seller is not a "foreign person" for the purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and that withholding of tax will not be required thereunder. In addition, Seller shall execute and deliver to Buyer, on the Closing Date, a California Form 590 which relieves Buyer of any obligation to withhold any portion of the Purchase Price for the payment of California tax.

4.2 Review and Approval of Title. There shall be no exceptions to title to the Property other than the Permitted Exceptions. In connection with Buyer's review of title and related matters, Seller shall, within five (5) days of the date of the opening of Escrow, cause Escrow Holder to deliver to Buyer, at Seller's sole cost and expense, a current commitment for title insurance for the Property issued by the Title Company (the "Title Report"), accompanied by legible record copies of all of the documents referred to in the Title Report. Within five (5) days of the date of the opening of Escrow, Seller shall, at its sole cost and expense, deliver to Buyer a current survey of the Land and Improvements which is sufficient to satisfy Title Company's requirements for the issuance of the Title Policy on the Closing Date (the "Survey"). Buyer shall have until twenty-five
(25) days from the receipt of the Title Report and Survey to notify Escrow Holder and Seller in writing of Buyer's approval of the condition of title, which approval may be given or withheld by Buyer, in Buyer's sole and absolute discretion. Buyer shall give Seller and Escrow Holder written notice outlining in detail any title items objected to and specifying Buyer's desired cure (hereinafter "Disapproved Exceptions"). Seller shall have ten (10) business days after receipt of Buyer's notice to advise Buyer and Escrow Holder, in writing, as to whether Seller shall cure said objections prior to the Closing (and should Seller fail to advise Buyer of Seller's objection within such 10-day period, Seller shall be deemed to have elected to refuse to cure said objections). In the event Seller elects not to cure such objections, Buyer shall have the option, which must be exercised within five (5) business days after receipt of written notice of Seller's election not to cure an exception Buyer has objected to (a) to waive Buyer's objections and purchase the Property as otherwise contemplated in this Agreement, notwithstanding such objections, in which event the subject matter of such waived objections shall be included within Permitted Exceptions, and Seller shall convey the Property to Buyer, subject to the Permitted Exceptions, or (b) to terminate this Agreement by written notice to Seller and Escrow Holder, whereupon any and all right and obligations of Buyer and Seller hereunder shall terminate, except as set forth in Sections 4.4, 5.2(b) and 9.6 hereof, and Escrow Holder shall immediately return the Earnest Money Deposit to Buyer (without the need of any further instructions from Seller). To the extent necessary, the Closing Date shall be extended to accommodate the foregoing approval and disapproval periods. The following shall constitute "Permitted Exceptions": (x) all exceptions to title to, and/or encumbrances against, the Property shown on the Title Report or Survey but not objected to by Buyer, and (y) those items referred to in items (i) and (ii) of the second sentence of Section 3.1 hereof. Seller shall have no duty to cause any of the title matters disapproved by Buyer to be eliminated; provided, however, that Seller shall be obligated to remove prior to the Closing Date any mortgage or deed of trust encumbering the Property, at Seller's sole expense, and at Buyer's request, Seller shall cooperate with Buyer in causing Disapproved Exceptions to be removed, at no cost to Seller.

4.3 Leases Service and Other Contracts.

Buyer's review and approval, in its sole and absolute discretion, of all Leases, utility contracts, water and sewer service contracts, service contracts, warranties, permits, soils reports, and other contracts or documents of any nature relating to the Property or any portion thereof (such agreements, other than the Leases, shall be referred to herein as the "Contracts").

4.4 Physical Characteristics of the Property. Buyer's review and approval, in its sole and absolute discretion, of (a) an environmental assessment (which shall, without limiting the scope of the report, contain an assessment of asbestos and radon affecting the Property) by an environmental consultant of Buyer's choice and at Buyer's cost (the "Phase I Report"), and (b) the results of Buyer's physical inspection and testing of the Property, or any portion thereof (which testing shall be conducted at Buyer's expense, but shall not include any intrusive (i.e., drilling, core sampling, etc.) testing for Hazardous Materials, as defined below, without Seller's prior written consent), which may be given or withhold in Seller's sole discretion, including, but not limited to, the structural, mechanical, electrical and other physical or environmental characteristics of the Property. Seller shall allow Buyer reasonable access to the Property to perform any physical inspection thereof which Buyer reasonably deems appropriate; provided that: (i) Buyer shall provide Seller with reasonable advance notice prior to any such physical inspection, and provided further that Seller shall have the right to accompany (or have an agent of Seller accompany) Buyer during such physical inspection; and (ii) Buyer shall not materially disturb any tenant of the Property during any such physical inspection. Buyer agrees to indemnify, defend and hold Seller harmless from any and all loss, liability, damage, claims, costs or expenses, including reasonable attorney's fees, if any, arising or resulting from or relating to any physical inspection of the Property pursuant hereto. Notwithstanding the foregoing, Buyer shall have no liability to Seller due to the fact that Buyer's inspections discover preexisting conditions at the Property (e.g., hazardous waste, construction defects etc.).

4.5 Due Diligence Information. To the extent in Seller's possession and control, Seller shall make available to Buyer for review, inspection and approval of the following types of information: (a) Seller's most current rent roll for the Property on its standard form; (b) operating statements for the Property on Seller's standard form for the current year (i.e., to the extent they exist monthly and quarterly statements) and the 1995 and 1996 calendar years; (c) copies of real property tax bills applicable to the Property; (d) copies of-Tenant Leases and guaranties or other securities in connection therewith; (e) copies of commission agreements presently in full force and effect relating to the Tenant Leases; (f) copies of tenant lease files, including any financial statements or other information relative to the tenants' payment history; (g) copies of management agreements and service contracts; (h) maintenance work orders for the twenty four (24) months preceding the date of this Agreement; (i) environmental, soil, structural, engineering, drainage and other physical inspection reports, assessments, audits and surveys related to the Property; (j) construction plans and specifications relating to the original development of the Property and other construction which has occurred thereon; (k) documents or materials relating to any litigation, investigation or condemnation proceeding presently effecting any of the Property or the ability of Seller to consummate the transaction contemplated by this Agreement; (l) a copy of Seller's existing title insurance binder relating to the Property and (m) other information relating solely to the operation or management of the Property. Except as expressly set forth herein, Seller makes no representation or warranty concerning the accuracy or the completeness of the information provided to Buyer. Buyer acknowledges that all of the information provided to Buyer pursuant to this paragraph (the "Due Diligence Information") has been provided without warranty by Seller, except that Seller hereby represents and warrants that it has not intentionally modified any of the documents it has or will deliver to Buyer in an effort to mislead Buyer and that it will not intentionally withhold any documents from Buyer in an effort to mislead Buyer. Except as provided in the next sentence, Seller shall have no obligation to update any Due Diligence Information during the term of this Agreement. Seller shall have the obligation to deliver to Buyer written notice of any changes of which Seller has actual knowledge (as defined below) of in the Due Diligence Information if such changes relate to the matters described on Schedule J attached hereto. The written notice shall disclose to Buyer the changes to the Due Diligence Information which have occurred. Notwithstanding the foregoing, Seller shall have no obligation to make any investigation or to otherwise take any action to determine whether any of the matters described on Schedule J have or will change and Seller's obligation to notify Buyer of changes to matters described on Schedule J shall only apply if such changes are actually known to Jerald Friedman or Susan Wallace. During Seller's management company's normal business hours and upon not less than one (1) business days advance written notice to Seller, Seller shall provide Buyer with access to its files relating solely to the Property at the location where such files are kept by Seller or its management company. Buyer shall have the right to contact any tenant of the Property or any governmental entity with jurisdiction over the Property provided that Buyer shall give Seller at least two (2) business days advance written notice of its desire to contact a tenant or governmental entity, Seller shall have the right to be present during any discussions with a tenant or representative of a governmental entity and any discussion shall occur at a mutually convenient time for Buyer and Seller. Buyer's obligations under this Agreement are conditioned upon Buyer's approval of the Due Diligence Information by the end of the Review Period, in Buyer's sole and absolute discretion.

4.6 Objections to Property or Other Matters. Buyer shall have a period commencing on the date of this Agreement and concluding on thirty (30) days after the delivery to Buyer of the Title Report and Survey (the "Review Period") to review the Due Diligence Information and to conduct such physical, engineering or feasibility studies as Buyer deems appropriate in an effort to determine whether to proceed with the Closing of this transaction. In the event Buyer does not give Seller written notice of its approval of the information referred to in the previous sentence on or before the last day of the Review Period, Buyer shall be deemed to have disapproved such information. If Buyer disapproves such information, this Agreement shall terminate and any and all right and obligations of Buyer and Seller hereunder shall terminate except as set forth in Sections 4.4, 5.2(b) and 9.6 hereof), the Earnest Money Deposit shall be immediately returned to Buyer, and the parties hereto shall have no further obligations one to the other (except as set forth in Sections 4.4, 5.2(b) and 9.6 hereof).

4.7 Tenant Estoppel Certificates. Seller shall use reasonable efforts (but shall not be obligated to provide a tenant with monetary compensation) to cause each tenant of the Property to provide Buyer with an estoppel certificate in the form attached hereto as Schedule G. Seller shall deliver the estoppel certificates to the tenants for execution on or before the date which is five (5) days after the date of this Agreement. Buyer's obligations under this Agreement are conditioned upon its receipt of an estoppel certificate in the form attached hereto as Schedule G five days prior to the end of the Review Period from the following tenants: AMC, Home Depot and LA Fitness Club (individually, each a "Major Tenant") and with respect to other tenants occupying not less than seventy five percent (75~) of the net rentable square footage of the Property which is not leased to a Major Tenant. Buyer shall have the right to approve or disapprove an estoppel certificate, in Buyer's sole and absolute discretion. Buyer shall be conclusively deemed to have accepted the executed estoppel certificates with respect to any tenant at the Property if Buyer has failed to object in writing to Seller with respect to such certificate on or before the expiration of three
(3) business days after receipt of the estoppel certificate. If Buyer disapproves an estoppel certificate, Buyer shall provide Seller with a written explanation of the reason for its disapproval. Within three (3) business days after receipt of Buyer's written notice of disapproval, Seller shall have the right to elect to remedy the objection of Buyer to such certificate. Seller's remedy shall be acceptable to Buyer, in Buyer's sole and absolute discretion. Seller shall have no obligation to remedy an objection of Buyer to an estoppel certificate, but Seller shall cooperate with Buyer in attempting to cause the tenant that provided the unacceptable estoppel certificate to provide an acceptable estoppel certificate. If Seller does not elect to remedy Buyer's objection to any estoppel certificate, Buyer shall have the right to terminate this Agreement without liability to either party (except as set forth in Section 4.4, 5.2(b) and 9.6 hereof) and the Earnest Money Deposit shall be returned to Buyer.

The foregoing conditions contained in this Article IV.A are intended solely for the benefit of, and may be waived by, Buyer.

B. Seller's Conditions to Closing.

The following conditions are conditions precedent to Seller's obligation to sell the Property:

4.8 Evidence of Availability of Funds. On or prior to the conclusion of the Review Period, Buyer shall have demonstrated to Seller's reasonable satisfaction that Buyer has the financial wherewithal to fund, out of cash and cash equivalents on hand, an amount at closing equal to the Purchase Price, plus Buyer's share of closing costs.

4.9 Delivery of Documents and Purchase Price. Buyer's due and timely execution and/or delivery of all documents and items to be executed and delivered by Buyer (including without limitation the Purchase Price) pursuant to this Agreement, including without limitation all of the documents and items specified in Section
5.4 below.

The foregoing conditions contained in this Article IV.B are intended solely for the benefit of Seller.


                                   ARTICLE 5

                     CLOSING, RECORDING AND TERMINATION

5.1 Deposit with Escrow Holder and Escrow Instructions. Promptly after execution of this Agreement, the parties hereto shall deliver one (1) fully executed copy of this Agreement to the Escrow Holder and this instrument shall serve as the escrow instructions to the Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

5.2 Closing.

(a) The Closing Date shall occur no later than thirty-five (35) days after the date Escrow is opened (the "Outside Closing Date"), or such other date as Buyer and Seller may mutually agree in writing. Provided that Buyer has waived the conditions described in Section 4.2 through 4.7, Buyer shall have the right on three (3) days advance written notice to Seller to elect to have the Closing occur on the last day of the Review Period. Except as otherwise expressly provided herein, the Outside Closing Date may not be extended without the written approval of both Seller and Buyer. The Closing and the Closing Date shall not have occurred until the Purchase Price shall have been paid by Buyer to Escrow Holder as provided herein. The "Closing" shall be deemed to have occurred on the date that the Deed is recorded in the Official Records. The "Closing Date" shall be the date on which the Closing occurs.

(b) In the event the Closing does not occur on or before the Outside Closing Date, the Escrow Holder shall return to the depositor thereof all items which may be on deposit with Escrow Holder hereunder; provided, however, that the Earnest Money Deposit shall be delivered to Seller if Buyer has defaulted hereunder and, in the event Seller has defaulted hereunder, the Earnest Money Deposit shall be delivered to Buyer. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

5.3 Delivery by Seller. At the Closing, Seller shall deposit with the Escrow Holder, for the benefit of Buyer, or deliver directly to Buyer the following:

(a) The Deed (which shall not show documentary transfer tax) and the Assignment and Assumption of Leases and Rents, each duly executed and acknowledged by Seller, in recordable form, and ready for recordation in the official records of the jurisdiction in which the Land is located (the "Official Records");

(b) The Bill of Sale duly executed by Seller;

(c) The Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees, duly executed by Seller;

(d) The Non-Foreign Certificate together with a form FTB 590 RE, duly executed by Seller;

(e) Original Tenant leases which are in the po-ssession of Seller;

(f) A current rent roll;

(g) The Contracts which are in the possession of Seller;

(h) Keys and passcards which are in the possession of Seller; and

(i) Tenant Notification Letters.

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

5.4 Delivery By Buyer. At the Closing, Buyer shall deliver to Escrow Holder the Purchase Price, less the Earnest Money Deposit, such funds as are necessary to fulfill Buyer's obligations hereunder, and Buyer's executed counterpart of the Assignment and Assumption of Leases and Rents, and the Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees.

5.5 Other Instruments. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

5.6 Prorations. At Closing, the parties shall prorate (with Buyer being deemed to be the owner of the Property for the date of the Closing) as of the date on which the Closing occurs (on the basis of the actual number of days elapsed in the calendar month in which the Closing occurs) the following with respect to the Property:

(a) Rents. All rents and other receipts actually received by Seller for the month in which the Closing occurs shall be prorated as of the Closing. Buyer shall use reasonable efforts after the Closing to collect delinquent rents for the period up to the Closing; provided, however, that all collections shall be applied first to periods commencing after the Closing, and then to periods prior to the Closing. Provided Buyer has complied with the conditions set forth in the next sentence, Buyer shall have no obligation to pay any delinquent rent to Seller if the delinquent rent is received by Buyer more than ninety (90) days after the Closing Date and Buyer shall be entitled to retain all such delinquent rent. With respect to rent which is delinquent on the Closing Date, after the Closing Date Buyer shall give each tenant owing delinquent rent a written notice of the delinquent rent due and if the tenant does not pay the delinquent rent described in the written notice, Buyer shall give the tenant a notice to pay rent or quit. Buyer shall have no obligation to file an unlawful detainer action or any other legal action to collect delinquent rent. After the Closing Date, Seller shall not have the right to take any action to collect delinquent rent. Buyer may deduct from delinquent rent it collects the reasonable cost of collecting such delinquent rent, including, but not limited to, attorneys' fees. At Closing, Buyer shall receive a credit in an amount equal to the Security Deposits set forth in the Leases.

(b) Common Area Maintenance Charges. All reimbursable expenses shall be reconciled at Closing, such that if Seller has collected sums in excess of its reimbursable expenses under the Leases, Seller shall pay such excess to Buyer. In the event that such reconciliation shows that Seller has collected less than its incurred reimbursable expenses under the Leases, Buyer shall remit the excess to Seller, within thirty (30) days after the reimbursement funds from tenants. Expense reimbursements received from tenants shall be first applied to current expense reimbursement obligations and then in the order of the least delinquent obligations. For purposes of this paragraph, "reimbursable expenses" shall include taxes, utilities, the cost of service contracts, and other expenses reimbursed by tenants to Landlord under the Lease.

(c) Taxes. Real estate taxes, recurring assessments, and personal property taxes, if any, on all or any portion of the Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs (or, if such tax bill has not been issued as of the date of Closing the regular and supplemental tax bill for the calendar year preceding that in which the Closing occurs, with such increase thereto as Buyer reasonably estimates will occur) shall be prorated as of the Closing. If Seller has received any real property tax refunds or receives such refunds in the future, and in order not to violate the terms of a tenant lease the refund must be rebated or credited to the tenant, Seller shall promptly, at Seller's sole cost and expense, cause such amounts to be refunded to such tenants.

(d) Utilities. Seller shall notify all water, gas, electric and other utility companies servicing the Property (collectively, "Utility Companies") of the sale of the Property to Buyer and shall request that all Utility Companies send Seller a final bill for the period ending on the last day prior to the Close of Escrow. Buyer shall notify all Utility Companies servicing the Property that as of the Close of Escrow, Buyer shall own the Property and that all utility bills for the period commencing on the Close of Escrow are to be sent to Buyer. If any of the Utility Companies sends Seller or Buyer a bill for a period in which the Close of Escrow occurs, Buyer and Seller shall prorate such bills outside the Escrow. In connection with such proration, it shall be presumed that utility charges-were uniformly incurred during the billing period.

(e) Service Contracts. Amounts payable under Contracts shall be prorated on an accrual basis. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all amounts accrued under the Contracts from the date such bills were issued or such payments were due until the Closing Date.

(f) Percentage Rent. Percentage rent or overage rent (referred to herein as "Percentage Rent") under the Leases shall be prorated between Buyer and Seller on a Lease by Lease basis with Seller entitled to the portion of total Percentage Rent paid under each Lease for the "Lease Year" in which the Close of Escrow occurs (the "Subject Lease Year") which is in the same ratio to total Percentage Rent paid with respect to such Lease Year under the subject Lease as the ratio of (a) the number of days of said Lease Year which Seller was the landlord under the subject Lease to (b) the total number of days in said Lease Year. Buyer shall be entitled to the balance of Percentage Rent paid under each Lease with respect to the Subject Lease Year. As used herein, the term "Lease Year" means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. The foregoing proration shall be made as follows on a Lease by Lease basis: (a) subject to the balance of this subparagraph, Seller shall retain all Percentage Rent payments received by it on and prior to the Close of Escrow and Buyer shall retain all Percentage Rent payments received by it after the Close of Escrow; (b) as promptly as possible after the Closing Date Seller shall deliver to Buyer a statement of all Percentage Rent collected by Seller with respect to the Subject Lease Year on a Lease by Lease basis along with a copy of the Percentage Rent invoices and sales reports which support such collections, (c) for each Lease, not later than forty five (45) days after the date the last Percentage Rent payment with respect to the Subject Lease Year is due, Buyer shall deliver to Seller a statement of all Percentage Rent collected by Buyer with respect to such Lease along with a copy of the annual reconciliation of Percentage Rent owed under the subject Lease for the Subject Lease Year and the related sales information backup; and, (d) for each Lease, within fifteen (15) days after the date the statement and reconciliation described in clause (c) above is delivered to Seller, Buyer shall pay to Seller or Seller shall pay to Buyer, whichever is applicable, the positive difference between (a) the total Percentage Rental collected by such party with respect to the Subject Lease Year and (b) the product of (x) the average daily Percentage Rental received with respect to the Subject Lease Year after taking into account the annual reconciliation and (y) the actual number of days such party was the owner of the Project during the Subject Lease Year (with Buyer being deemed to be the owner as of the Closing Date).

Buyer and Seller's obligation to prorate shall survive the Closing for a period of one (1) year (unless within such time Buyer or Seller makes a claim against the other party to this Agreement with respect to such obligation to prorate, in which case such obligation shall survive without limitation), and Buyer and Seller shall use good faith efforts to conclude prorations with respect to percentage rent and common area maintenance charges as soon as practicable after the determination of the amounts thereof.

5.7 Costs and Expenses. Seller shall bear and pay the premium for the Title Policy (exclusive of the cost of endorsements thereto), the cost of obtaining the Survey and all documentary transfer taxes; provided, however, if the Closing occurs, Buyer shall pay to Seller through Escrow on the Closing the out of pocket cost incurred by Seller in causing the Survey to be updated. Seller shall pay all legal fees and costs incurred by Seller and charges and other fees and charges which are typically borne by sellers of real property located in Los Angeles, California. Buyer shall pay for its out-of-pocket expenses, all due diligence expenses, all endorsements to the Title Policy, all legal fees and costs incurred by Buyer in connection herewith, and charges and other fees and charges which are typically borne by buyers of real property located in Los Angeles, California. Buyer and Seller shall each pay one-half of Escrow Holder's fees unless the reason escrow is canceled is that Buyer or Seller has failed to perform its obligations hereunder, in which event the party that failed to perform its obligations shall pay all escrow cancellation fees.

5.8 Closing and Recordation. Provided that Escrow Holder has received all of the items required to be delivered pursuant to this Article V (or a waiver from the party for whose benefit such item is being delivered) and that it has not received prior written notice from Buyer that Buyer has elected to terminate its rights and obligations hereunder pursuant to Article IV, and/or Section 5.9, and provided that Buyer has either received the Title Policy or the irrevocable commitment of Title Company to provide it with the Title Policy immediately after recordation of the Deed, Escrow Holder is authorized and instructed (a) with respect to the Property, to cause the Title Company to record the documents delivered to the Escrow Holder in accordance with recording instructions set forth in a letter to be delivered to Escrow Holder and Title Company by Buyer (or if no such letter is received prior to the Closing, in accordance with customary practice), (b) to deliver those other documents and instruments delivered into Escrow to the party for whose benefit such documents or instruments were made and (c) to deliver the Purchase Price, as adjusted pursuant to Section 5.6 hereof to Seller.

5.9 Termination of Agreement.

(a) Failure of Buyer's Conditions. If any one or more of the conditions to Buyer's obligations, as set forth in Article IV.A, Section 5.3 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Buyer may elect, by written notice as provided in Section 9.11 hereof, to terminate this Agreement, in which case neither party shall have any further obligation to the other (except as set forth in Sections 4.4, 5.2(b) and 9.6 hereof) and Escrow Holder shall immediately return the Earnest Money Deposit to Buyer (without the need of any further instructions from Seller). Nothing in this paragraph shall be construed to limit any of Buyer's rights or remedies at law or equity in the event of a default by Seller.

(b) Failure of Seller's Conditions. If any one or more of the conditions to Seller's obligations, as set forth in Article IV.B, Section 5.4 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Seller may elect, by written notice as provided in Section 9.11 hereof, to terminate this Agreement and neither party shall have any further obligation to the other (except as set forth in Sections 4.4, 5.2(b) and 9.6 hereof).


                                   ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF SELLER; RELEASE

As an inducement to Buyer to enter into this Agreement and the consummation of the transaction contemplated hereby, Seller hereby represents and warrants to and agrees with Buyer both as of the date hereof and again as of the Closing Date, and as of all dates and times in between (except as specifically provided to the contrary herein), as set forth below. As used herein and elsewhere in this Agreement, the term "Seller's actual knowledge" shall mean the actual knowledge of each of Jerald Friedman and Susan Wallace, without any duty of investigation of any kind. Seller hereby represents and warrants that the foregoing person is the person employed by Seller or Seller's manager with executive, managerial or daily supervisory responsibility with respect to the Property.

6.1 Authority. Seller is duly organized and validly existing under the laws of the jurisdiction of its organization, is duly qualified to conduct business and own real property in the State of California, and has all requisite power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby has been duly and validly authorized by all necessary action of Seller and the Agreement and all other agreements contemplated thereby are and will be valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity.

6.2 The Leases. A list of the current Leases is set forth in the rent roll attached hereto as Schedule ~ t the "Rent Roll"). The Rent Roll is true and correct in all respects and except for the Leases set forth in the Rent Roll, there are no other leases, licenses or other agreements affecting the occupancy of the Property. With respect to each Lease: (i) to Seller's actual knowledge, the Lease is in full force and effect, and constitutes the valid and binding legal obligation of Seller and the respective tenant, enforceable against each of them in accordance with its terms; (ii) except as indicated on the Rent Roll, there is no default by Seller under the Lease, and to Seller's actual knowledge, by the tenant under the Lease; and (iii) no rent or additional rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

6.3 No Litigation or Adverse Events. Seller has received no written notice of, and to Seller's actual knowledge, there are no, pending or threatened investigations, actions, suits, proceedings or claims against or affecting Seller, the Property, any tenant with respect to its Lease, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

6.4 Compliance with Laws. To Seller's actual knowledge, Seller is in compliance in all material respects with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning) applicable to the ownership or operation of the Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation.

6.5 Licenses Permits CO's Zoning etc. To Seller's actual knowledge, all permits, certificates of occupancy, business licenses and all other notices, licenses, permits, certificates and authority required as of the date hereof and as of the Closing Date in connection with the use or occupancy of the Property have been obtained and are in full force and effect and in good standing.

6.6 Environment. To Seller's actual acknowledge: (i) Seller has not engaged in any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials); (ii) no tenant, occupant or user of the Property, nor any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials) and (iii) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials).

As used herein:

"Environmental Requirements" shall mean all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the environment, including, without limitation, all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of "Hazardous Materials," chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature.

"Hazardous Materials" shall mean (i) any flammable, explosive or radioactive materials, hazardous wastes, toxic substances or related materials including, without limitation, substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said laws; (ii) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (iii) those substances defined as "hazardous wastes," "hazardous substances" or "toxic substances" in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State of California or any political subdivision thereof, (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended; (v) petroleum or any by-products thereof; (vi) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said law; (vii) asbestos in any form or condition; and (viii) polychlorinated biphenyls.

6.7 No Leases of Property or Assets. No material portion of the Personal Property or fixtures with respect to the Property (other than fixtures owned or installed by tenants) is leased by the Seller as lessee and the Personal Property is owned by Seller and is not subject to any liens.

6.8 Service Contracts. Attached hereto as Schedule K is a complete list of all service agreements, management agreements and other contracts relating to the operation or maintenance of the Property (the "Service Contracts"). Seller represents and warrants that Seller has the contractual right to terminate all Service Contracts on thirty (30) days advance written noticed to the contractor, without further liability to the contractor. Seller shall not enter into any new service contracts prior to the Closing Date that can not be terminated without further liability to the contractor on thirty (30) days advance written notice to the contractor.

6.9 Defects. To Seller's actual knowledge, and except as set forth in the Due Diligence Information, there are no material defects in the Property.

The representations and warranties set forth in this Article VI shall survive the execution and delivery of this Agreement, and for one (1) year after the delivery of the Deed and transfer of title to the Property.


                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF BUYER

7.1 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows: Buyer is a corporation duly organized under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are and as of the Closing Date will be duly authorized, executed and delivered by Buyer, and are and as of the Closing Date will be legal, valid and binding obligations of Buyer, and do not and as of the Closing Date will not violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

                                   ARTICLE 8

                   POSSESSION, DESTRUCTION AND CONDEMNATION

8.1 Possession. Possession of the Property shall be delivered to Buyer on the Closing Date.

8.2 Loss Destruction and Condemnation.

(a) Definition of Material Damage. For the purposes of this Section 8.2, damage to the Property is material if the actual cost of repairing or replacing the damaged portions of the Improvements on the Property exceeds $250,000.00. For purposes of this Section 8.2, damage to the Property is substantial if the actual cost of repairing or replacing the damaged portions of the Improvements on the Property exceeds $50,000.00 but is less than or equal to $250,000.00. The cost of repairing or replacing damage shall be determined by a contractor selected by Seller and reasonably acceptable to Buyer. Notwithstanding anything to the contrary contained herein, damage to the Property shall be considered material without respect to the cost of repair if a tenant occupying not less than seven thousand five hundred (7,500) square feet of space may have the right to terminate its lease as a result of the damage.

(b) Effect of Non-Material Damage to Improvements. If prior to the Closing the Improvements on the Property are damaged by casualty and such damage is not material, (i) this Agreement may not be terminated by reason of such casualty (provided that this does not waive Buyer's other termination rights under this Agreement) and (ii) Seller shall pay to Buyer the entire cost of repairing the damage (Seller shall be entitled to retain any insurance proceeds it may be entitled to collect from its insurance company).

(c) Effect of Substantial Uninsured Damage to Improvements. If prior to the Closing the Improvements are damaged by casualty and such damage is substantial, Seller shall notify Buyer in writing of such casualty as soon as practicable. If Seller does not maintain any insurance with respect to the casualty which caused such substantial damage, within ten (10) days after the occurrence of such casualty, Seller will notify Buyer of Seller's election to commence restoration of the damaged Improvements or of Seller's election not to restore such Improvements. If Seller elects to restore such Improvements, Seller shall promptly restore such Improvements to their condition prior to the occurrence of the casualty promptly (but in no event more than seventy-five (75) days thereafter), and the Closing Date shall be extended (but in no event by more than seventy-five (75) days) until such damaged Improvements are complete. In such event, Buyer shall have no right to terminate this Agreement. If Seller does not elect to restore such damaged Improvements within such ten (10) day period referred to above, then Buyer may elect within the next ten (10) days pursuant to a writing delivered to Seller and Escrow Holder to (i) continue this Agreement, in which the Closing shall occur as and when required hereunder, without any adjustment in the Purchase Price; or (ii) terminate this Agreement, in which case Buyer and Seller shall have no further rights and obligations to each other under this Agreement (except for Buyer's obligations to Seller under Sections 4.4, 5.2(b) and 9.6 hereof). In such event, the Earnest Money Deposit shall promptly be returned by Escrow Holder to Buyer. Buyer's failure to have elected any of these options within the time allotted therefor shall be deemed to be an election of option (ii).

(d) Effect of Material Damage to Improvements. If prior to the Closing the Improvements are damaged by casualty and such damage is material, Seller shall notify Buyer in writing of such casualty as soon as practicable. Within ten (10) days after receipt of such notice Buyer shall elect pursuant to a writing delivered to Seller and Escrow Holder to (i) continue this Agreement, in which case Seller shall assign to Buyer at the Closing any insurance proceeds to which Seller is entitled with respect to such damage and shall credit Buyer with the amount of any uninsured cost of repair (but in no event shall the Purchase Price be reduced); or (ii) terminate this Agreement, in which case Buyer shall have no further rights and obligations to the Seller under this Agreement (except for Buyer's obligations under Sections 4.4, 5.2(b) and 9.6 hereof). Buyer's failure to have elected any of these options within the time allotted therefor shall be deemed to be an election of option (ii). In the event of a termination of this Agreement pursuant to this Section 8.2(d), the Earnest Money Deposit shall promptly be returned by Escrow Holder to Buyer.

(e) Definition of Material Taking. For the purposes of this Section 8.2, a taking or threatened taking by eminent domain or similar proceedings shall be deemed material if the taking would give a tenant occupying not less than seven thousand five hundred (7,500) square feet of space the right to terminate its lease, would substantially reduce access to the Property from a public street or through an adjoining property owners property or would result in the loss of enough parking spaces to cause Seller to be in breach of its obligations under a tenant lease or would cause the Property to be in violation of applicable statutory parking requirements.

(f) Effect of Non-Material Taking. If prior to the Closing there is a taking or threatened taking of a portion of the Property which is not material, (i) this Agreement may not be terminated and (ii) Seller will assign to Buyer at the Closing all of Seller's rights in and to any condemnation award with respect to such non-material taking, and there will be no reduction in the Purchase Price. Seller will deliver written notice to Escrow Holder and Buyer within one (1) day after Seller receives notice of or otherwise becomes aware of any taking or threatened taking affecting the Property.

(g) Effect of Material Taking. If prior to the Closing there is a taking or threatened taking of a material portion of the Property or all of it, Seller shall notify Buyer in writing of such taking or threatened taking. Within ten
(10) days after receipt of such notice, Buyer shall elect in writing to (i) continue this Agreement subject to the taking or threatened taking with an assignment of all of Seller's rights to condemnation awards, severance damages, payments-in-lieu thereof or the like; or (ii) terminate this Agreement, in which case Buyer and Seller shall have no further rights or obligations to one another under this Agreement (except for Buyer's obligations under Sections 4.4, 5.2(b) and 9.6 hereof). Buyer's failure to have elected any of these options within the time period allotted therefor shall be deemed to be an election of option (ii). In the event of a termination of this Agreement pursuant to this Section 8.2(g), the Earnest Money Deposit shall promptly be returned by Escrow Holder to Buyer.

                                   ARTICLE 9

                                 MISCELLANEOUS

9.1 Leasing. In the event that Seller proposes to enter into a Lease after the date of this Agreement, Seller shall provide Buyer with written notice of such Lease, together with any financial statements or credit reports obtained by Seller with respect to the proposed tenant and a summary of any brokerage commissions payable with respect to such proposed Lease. Buyer shall have three
(3) business days to approve or disapprove such proposed Lease. In the event that Buyer fails to respond in writing to such proposed Lease in such three (3) business day period, Buyer shall be conclusively presumed to have approved such Lease. In the event that Buyer approves or is deemed to have approved such Lease, Buyer shall assume upon the Closing all of the landlord's obligations under or with respect to such Lease, including without limitation the obligation to install and pay the cost of any tenant improvements contemplated by such Lease and the obligation to pay any and all brokerage commissions payable with respect to such Lease. All such commissions shall be paid by Buyer on or prior to date they are required to be paid by Seller's agreement with the broker (which agreement shall be provided to Buyer with the proposed tenant lease and which agreement shall not be modified by Seller if Buyer approves the lease). In the event that Buyer fails to approve such Lease, Seller may, at its sole election, enter into such Lease. In the event that Seller executes and delivers such Lease, Seller shall so notify Buyer in writing (each such notice shall be referred to herein as a "Lease Notice") and Buyer may, at its election exercised by written notice to Seller received by Seller within three (3) business days after Buyer's receipt of Seller's Lease Notice, terminate this Agreement, in which case Buyer and Seller shall have no further rights or obligations to one another under this Agreement (except for Buyer's obligations under Sections 4.4, 5.2(b) and 9.5 hereof). If Seller does not receive written notice of Buyer's election to terminate within such three business day period, Buyer shall be conclusively presumed to have elected to terminate this Agreement. In the event of a termination of this Agreement pursuant to this Section 9.1, the Earnest Money Deposit shall promptly be returned by Escrow Holder to Buyer.

9.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, or sent by Federal Express or similar nationally recognized overnight courier service, and addressed as follows, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery) at the address specified below as indicated on the return receipt or air bill:


        If to Seller:                THE PRICE REIT, INC.
                                     145 South Fairfax Avenue
                                     Fourth Floor
                                     Los Angeles, CA 90036
                                     Attn.: Joseph Kornwasser
                                     Fax No.: (213) 937-8175

        with a copy to:              Gibson, Dunn & Crutcher LLP
                                     333 South Grand Avenue
                                     Los Angeles, California 90071
                                     Attn: William R. Lindsay, Esq.
                                     Fax No.: (213) 229-7520

        If to Buyer:                 Westrust Asset Management, Inc.
                                     28001 Agoura Road
                                     Suite 300
                                     Calabasas Hills, California 91301-5339
                                     Attn: Ricardo Capretta
                                     Fax : (818)878-9347

        with a copy to:              David Crumpacker
                                     Fried, Bird & Crumpacker
                                     10100 Santa Monica Boulevard
                                     Third Floor
                                     Los Angeles, California 90067
                                     Fax No.: (310)557-4487

    If to Escrow Holder:             Chicago Title Insurance Company
                                     700 South Flower Street, Suite 920
                                     Los Angeles, California 90017
                                     Attention: Mr. Frank Jansen


Or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.9.3 Brokers and Finders. Buyer and Seller each hereby represents and warrants that no broker was involved in this Agreement or the transactions contemplated hereby except for Grubb & Ellis, whose commissions are to be paid by Seller. In the event of a claim for a broker's fee, finder's fee, commission or other similar compensation in connection herewith other than as set forth above, (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to reimburse Seller for any liability, loss, cost, damage or expense (including reasonable attorneys' and paralegals' fees and costs) which Seller may sustain or incur by reason of such claim and (ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify, defend, protect and hold Buyer harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' and paralegals' fees and costs) which Buyer may sustain or incur by reason of such claim. The provisions of this Section 9.3 shall survive the Closing or earlier termination of this Agreement.

9.4 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that Seller's interest under this Agreement may not be assigned, encumbered or otherwise transferred whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the Buyer. There shall be no third party beneficiaries to this Agreement. Buyer may assign its rights in and to this Agreement without Seller's prior written consent, provided any such assignee assumes Buyer's obligations hereunder.

9.5 Amendments. This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

9.6 Continuation and Survival of Indemnities. Representations, Warranties and post-Closing Obligations. All indemnities, representations and warranties by, and all of the post-closing obligations, if any, of, the respective parties contained herein or made in writing pursuant to this Agreement or any other instrument delivered by Seller pursuant hereto are intended to and shall remain true and correct and binding as of the time of Closing and shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title, subject in all cases to any applicable limitation on survival set forth herein.

9.7 Interpretation. Whenever used herein, the term "including" shall be deemed to be followed by the words "without limitation." Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.9 Merger of Prior Agreements. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the purchase and sale of the Property specifically described herein and supersedes all prior and contemporaneous (whether oral or written) agreements and understandings between the parties hereto relating to the specific subject matter hereof.

9.10 Attorneys' Fees. In the event of any action or proceeding at law or in equity between Buyer and Seller to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including without limitation reasonable attorneys' and paralegals' fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, together with all costs of enforcement and/or collection of any judgment or other relief. If such prevailing party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' and paralegals' and others' fees shall be included in and as a part of such judgment.

9.11 Notice of Termination. If either Buyer or Seller elects to terminate this Agreement, it will submit to Escrow Holder and the other party hereto a notice of termination. If Escrow Holder receives a notice of termination, it is instructed to mail and fax one copy to the other such party within one (1) business day. If Escrow Holder has not received a written objection from the other party within five (5) business days after mailing and faxing the copy, Escrow Holder is to (i) comply with the instructions contained in the notice of termination, (ii) pay cancellation charges out of any funds on deposit in this Escrow, (iii) return the Earnest Money Deposit (and interest thereon) to Buyer if still held by- Escrow Holder, and (iv) cancel this Agreement.

9.12 Specific Performance: Damages. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by Seller, Buyer shall have the right to demand and have specific performance of this Agreement. Terminating this Agreement and having its Earnest Money Deposit returned to Buyer, specific performance of this Agreement and legal action to recover Buyer's damages in an amount not too exceed One Hundred Thousand Dollars ($100,000) shall be Buyer's sole remedies for Seller's breach of this Agreement. Buyer hereby irrevocably waives and disclaims any right to obtain monetary damages from Seller in excess of the One Hundred Thousand Dollars ($100,000.00).

9.13 Relationship. It is not intended' by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, financing arrangement or other agreement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.15 Time of the Essence. Time is of the essence in this Agreement and with respect to all of its terms.

9.16 1031 Cooperation. Buyer understands and acknowledges that Seller may desire to exchange the Property in a tax-deferred exchange under Section 1031 of the Internal Revenue Code. Buyer hereby agrees to cooperate with any reasonable request of Seller with respect thereto, including without limitation a delegation and assignment by Seller of its obligations hereunder to an accommodator; provided, all costs and expenses (including reasonable attorneys' fees) incurred by Buyer in connection therewith shall be paid by Seller and in no event shall the Closing Date be extended due to any such exchange. Notwithstanding anything to the contrary in this Section, Buyer shall have no obligation to incur any expense or to assume any liability in order to assist Seller in consummating an exchange.

9.17 Maintenance Qf Property. Prior to the Closing Date, Seller shall maintain the Property in its normal course of business, subject to reasonable wear and tear and further subject to destruction by casualty. Seller shall provide Buyer with written notice of any single repair or maintenance expense in excess of Ten Thousand Dollars (~10,000.00) that is incurred by Seller after the date of this Agreement and prior to the Closing.

IN WITNESS WHEREOF, Seller, Buyer, and Escrow Holder have executed this Agreement as of the date first above written.


                                  SELLER:  THE PRICE REIT, INC.,
                                           a Maryland corporation

                                           By:  /JERALD FRIEDMAN/
                                                ---------------------
                                           Its: Senior Executive Vice President


                                  BUYER:   WESTRUST ASSET MANAGEMENT, INC.,
                                           a California corporation

                                           By:  /RICARDO CAPRETTA/
                                                ----------------------
                                           Its: President






                             CONSENT OF ESCROW COMPANY

The undersigned Escrow Company agrees to (i) accept the foregoing Agreement,
(ii) be Escrow Holder under the Agreement, and (iii) be bound by the Agreement in the performance of its duties as Escrow Holder; however, the undersigned will have no obligations, liability or responsibility under (a) this consent or otherwise, unless and until the Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to the Agreement unless and until the amendment is accepted by the undersigned in writing.

Dated:

                                    CHICAGO TITLE INSURANCE COMPANY

                                    By:
                                        ---------------------------
                                        Escrow Officer


                             INDEX TO SCHEDULES

Schedule A     The Land
Schedule B     Form of Deed
Schedule C     Form of Assignment and Assumption of Leases and Rents -
Schedule D     Form of Bill of Sale
Schedule E     Form of Assignment and Assumption of Contracts, Intangible
               Property, Warranties and Guarantees
Schedule F     Form of Non-Foreign Certificate
Schedule G     Form of Estoppel Certificate
Schedule H     Rent Roll
Schedule I     Form of Tenant Notification Letter
Schedule J     Updated Due Diligence Information
Schedule K     List of Service Contracts



                                  SCHEDULE A

                                   THE LAND


That certain real property in the County of Los Angeles, State of California described as follows:

Lots 1,2 and 3 of Tract No. 29673 as per map recorded in Book 853 pages 99 and 100 of Maps, in the office of the County Recorder for said County.







                                  SCHEDULE B

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

                                  GRANT DEED

For and in consideration of Ten and No/100 Dollars ($10.00) and other valuable consideration, The Price REIT, Inc., a Maryland corporation ("Grantor") grants, sells, transfers and conveys to ("Grantee") the following real property situated in Los Angeles County, California, together with all appurtenant rights and privileges (collectively, the "Property"):

See Exhibit A attached hereto and incorporated herein b this reference.

SUBJECT TO: all matters, whether or not of record.

IN WITNESS WHEREOF, the Grantor has executed this instrument this     day of ,
1997

                                           THE PRICE REIT, INC.,
                                           a Maryland corporation
                                           By:
                                                --------------------
                                           Its:


                                  EXHIBIT A

                            DESCRIPTION OF PROPERTY







                              SCHEDULE C

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:


                 ASSIGNMENT AND ASSUMPTION Q LEASES AND RENTS

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PRICE REIT, INC., a Maryland corporation ("Assignor"), hereby assigns, sets over, transfers and delegates to ("Assignee"), all of Assignor's right, title, interest, claim and estate in and to all leases, occupancy agreements and similar agreements, together with all modifications, extensions and renewals thereof, all security therefor, and all guaranties of any of the foregoing (collectively, the "Leases") which demise all or any part of, or interest in, the real property more particularly described on Exhibit ~ attached hereto and incorporated herein (the "Land"), together with all income, receipts, fund and revenues of any kind whatsoever payable under the Leases or otherwise with respect to the Land, hereafter arising.

Assignee assumes all of Assignor's obligations under or with respect to the Leases that arise from and after the Closing Date (as defined in the Agreement).

Seller hereby agrees to indemnify, defend and hold harmless Buyer from any obligation, cost or expense arising under the Tenant Leases which relate to a period prior to the Closing Date and Buyer hereby agrees to indemnify, defend and hold harmless Seller from any obligation, cost or expense under the Tenant Leases which relate to a period from and after the Closing Date.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys' fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. ,

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement effective
as of this     day of    , 1997

                                           ASSIGNOR:

                                           THE PRICE REIT, INC.

                                           By:
                                               ----------------------
                                           Printed Name:
                                           Its:


                                           ASSIGNEE:

                                           By:
                                               ----------------------
                                           Printed Name:
                                           Its:

                                           By:
                                               ----------------------
                                           Printed Name:
                                           Its:



                                  EXHIBIT "A"

                                      TO


                  ASSIGNMENT AND ASSUMPTION OF LEASES AND RENTS

                         LEGAL DESCRIPTION OF PROPERTY







                                  SCHEDULE D

                                 BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PRICE REIT, INC., a Maryland corporation ("Seller"), hereby transfers, conveys and assigns to

("Buyer"), and its successors and assigns forever, without representation, warranty or recourse of any kind (except as may be provided in the Agreement as defined below), any and all tangible personal property owned by Seller and located on or about and used in connection with the real property more particularly described on Exhibit A attached hereto and made a part hereof (the "Property") or any improvements thereon, including but not limited to fixtures, furnishings, furniture, tools machinery and/or equipment, operational instructions and/or specifications, surveys, drawings and business records.

If any litigation between Seller and Buyer arises out of the obligations of the parties under this Bill of Sale or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys, fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Bill of Sale shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Bill of Sale and to survive and not be merged into any such judgment.

Capitalized terms not otherwise defined herein shall have the meanings given them in that certain Purchase and Sale Agreement and Escrow Instructions, dated as of , 1997, by and among Buyer, Seller and Chicago Title Insurance Company (the "Agreement").

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and
delivered as of this day of   , 1997.

                                           THE PRICE REIT, INC.,
                                           a Maryland corporation

                                           By:
                                                ---------------------
                                           Printed Name:
                                           Its:




                                  EXHIBIT "A"

                                      TO

                                  BILL OF SALE

                            DESCRIPTION OF PROPERTY





                                  SCHEDULE E

                   ASSIGNMENT AND ASSUMPTION OF CONTRACTS,

               INTANGIBLE PROPERTY, WARRANTIES AND GUARANTEES

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS, INTANGIBLE PROPERTY, WARRANTIES AND
GUARANTIES (this "Assignment") is made as of the day of    , 1997, by and
between THE PRICE REIT, INC., a Maryland corporation ("Assignor"), and ("Assignee").

                                   RECITALS:

Pursuant to that certain Purchase and Sale Agreement and Escrow Instructions
dated as of     , 1997 by and between Assignor, Assignee and Title Insurance
Company (the "Agreement"), Assignee has this day acquired from Assignor certain interests in land, buildings and improvements more particularly described on Exhibit A attached hereto and made a part hereof (the "Property"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

In consideration of the acquisition of the Property by Assignee and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignor hereby assigns, transfers and delegates to Assignee all of Assignor's right, title and interest in and to the following (collectively, the "Assigned Property"): (i) any intangible personal property which relates to and is reasonably required for the operation and functioning of the Land, Improvements or Personal generally, (ii) any and all warranties, guarantees, contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property, as defined below (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements) (iii) all trade names and trade marks associated with the Real Property including without limitation the name of the Improvements; (iv) the plans and specifications for the Improvements and (v) all books and records relating to the Property. Notwithstanding anything to the contrary contained herein, Seller shall not be obligated to provide to Buyer books or records relating to the Property unless the following conditions are satisfied: the books and records are in the possession or control of Seller, the books and records relate solely to the Real Property and do not also relate to any other property, the books and records are not confidential communications to Seller's legal counsel or communications with Seller's lender's Property (or their agents or employees); provided, however, notwithstanding the foregoing, the books and records shall include all books and records relating exclusively to tenant leases and the physical condition of the Property Assignee hereby assumes all obligations of Assignor under or with respect to the Assigned Property.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys, fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.
This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the date set forth below.

Executed as of the date first above written.

                                           ASSIGNOR:

                                           THE PRICE REIT, INC.

                                           By:
                                                --------------------
                                           Printed Name:
                                           Its:


                                           ASSIGNEE:

                                           By:
                                                --------------------
                                           Printed Name:
                                           Its:


                                           By:
                                                --------------------
                                           Printed Name:
                                           Its:






                                  EXHIBIT "A"

                                      TO

                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS,

                  INTAGIBLE PROPERTY, WARRANTIES AND GUARANTEES

                          LEGAL DESCRIPTION OF PROPERTY





                                  SCHEDULE F

                     CERTIFICATION OF NON-FOREIGN STATUS
                (Foreign Investment in Real Property Tax Act)

Internal Revenue Code Section 1445 provides that a transferee of a United
States real property interest must withhold tax if the transferor is a foreign person. To inform WESTRUST ASSET MANAGEMENT, INC., a California corporation ("Transferee") that withholding of tax is not required upon the disposition of a United States real property interest by the undersigned ("Transferor"), Transferor hereby certifies and declares as follows:

1. Transferor's U.S. tax identification/social security number is:           .

2. Transferor's principal office address is 145 South Fairfax Avenue, Fourth Floor, Los Angeles, CA 90036; and

3. Transferor is not a foreign person (foreign corporation, foreign partnership, foreign trust, foreign estate or non-resident alien), as defined in the Internal Revenue Code and Income Tax Regulations.

Transferor acknowledges that this certification may be disclosed by Transferee to the Internal Revenue Service and that any false statement contained in this certification may be punished by fine or imprisonment or both.

Transferor understands that Transferee is relying on this certification to determine whether withholding is required by Transferee pursuant to Internal Revenue Code Section 1445.

Under penalties of perjury, the undersigned signatory declares that: I have examined this certification, to the best of my knowledge and belief it is true and complete, and I am duly authorized to execute this certification on behalf of Transferor.

Dated:                 , 1997

                                      THE PRICE REIT, INC.
                                      a Maryland corporation

                                      By:
                                           --------------------------
                                      Its:

                                      By:
                                           --------------------------
                                      Its:




                                  SCHEDULE G

                        TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE ("Certificate"), dated as of , 1997, is executed by ("Tenant") in favor of WESTRUST ASSET MANAGEMENT, INC., a California corporation ("Buyer").

                              R E C I T A L S

A. Buyer and THE PRICE REIT, INC. ("Landlord"), have entered into that certain Purchase and Sale Agreement and Escrow Instructions, dated as of , 1997 (the "Purchase Agreement"), whereby Buyer has agreed to purchase, among other things, the improved real property located in the City of Cerritos, County of Los Angeles, State of California, more particularly described on Schedule "A" attached to the Purchase Agreement (the "Property").

B. Tenant and Landlord have entered into that certain Lease Agreement, dated as of (together with all amendments, modifications, supplements, guarantees and restatements thereof, the "Lease"), for a portion of the Property.

C. Pursuant to the Lease, Tenant has agreed that upon the request of Landlord, Tenant would execute and deliver an estoppel certificate certifying the status of the Lease.

D. In connection with the Purchase Agreement, Landlord has requested that Tenant execute this Certificate.

NOW, THEREFORE, Tenant certifies, warrants, and represents to Buyer as follows:

                                   AGREEMENT

Section 1.  Lease.

Attached hereto as Exhibit "A" is a true, correct, and complete copy of the Lease, including the following amendments, modifications, supplements, guarantees and restatements thereof, which together represent all of the amendments, modifications, supplements, guarantees and restatements thereof:

(If none, please state "None.")

Section 2.  Leased Premises.

Pursuant to the Lease, Tenant leases those certain Premises (the "Leased
Premises") consisting of approximately           (     ) rentable square feet
within the Property, as more particularly described in the Lease. In addition, pursuant to the terms of the Lease, Tenant has the [non-exclusive] right to use
[      parking spaces/the parking area] located on the Property during the term of the Lease. [Cross-out the preceding sentence or portions thereof if inapplicable.]

Section 3.  Full Force of Lease.

The Lease is in full force and effect, has not been terminated, and is enforceable in accordance with its terms.

Section 4.  Complete Agreement

The Lease constitutes the complete agreement between Landlord and Tenant for the Leased Premises and the Property.

Section 5.  Acceptance of Leased Premises.

Tenant has accepted and is currently occupying the Leased Premises.

Section 6.  Lease Term.

The term of the Lease commenced on and ends on , subject to the following options to extend:

(If none, please state "None.")

Section 7.  Purchase Rights.

Tenant has no option, right of first refusal, right of first offer, or other right to purchase all or any portion of the Leased Premises or all or any portion of the Property, except as follows:

(If none, please state "None.")

Section 8.  Rights of Tenant.

Except as expressly stated in this Certificate, Tenant:

(a) has no right to renew or extend the term of the Lease;

(b) has no option or other right to purchase all or any part of the Leased Premises or all or any part of the Property;

(c) has no right, title, or interest in the Leased Premises, other than as Tenant under the Lease.

Section 9.  Rent.

(a) The rent under the Lease is current, and Tenant is not in default in the performance of any of its obligations under the Lease.

(b) Tenant is currently paying base rent under the Lease in the amount of
Dollars ($     ) per month. Tenant has not received and is not, presently, entitled to any abatement, refunds, rebates, concessions or forgiveness of rent or other charges, free rent, partial rent, or credits, offsets or reductions in rent, except as follows:

(If none, please state "None.")

(c) Tenant's estimated share of operating expenses, common area charges, insurance, real estate taxes and administrative and over-head expenses is
percent (    %) and is currently being paid at the rate of

Dollars ($    ) per month, payable to

(d) There are no existing defenses or offsets against rent due or to become due under the terms of the Lease, and there presently is no default or other wrongful act or omission by Landlord under the Lease or otherwise in connection with Tenant's occupancy of the Leased Premises, except as follows:

(If none, please state "None.")

Section 10.  Security Deposit.

The amount of Tenant's security deposit held by Landlord under the Lease is
Dollars ($       )

Section 11.  Prepaid Rent.

The amount of prepaid rent, separate from the security deposit, is Dollars
($         ), covering the period from               to              .

Section 12.  Insurance.

All insurance, if any, required to be maintained by Tenant under the Lease is presently in effect.

Section 13.  Pending Actions.

There are no actions, whether voluntary or otherwise, pending against the Tenant (or any guarantor of the Tenant's obligations under the Lease) pursuant to the bankruptcy or insolvency laws of the United States or any state thereof.

Section 14. Landlord's Obligations.

As of the date of this Certificate, Landlord has performed all obligations required of Landlord pursuant to the Lease and no offsets, counterclaims, or defenses of Tenant under the Lease exist against Landlord. As of the date of this Certificate, no events have occurred that, with the passage of time or the giving of notice, would constitute a basis for offsets, counterclaims, or defenses against the Landlord, except as follows:

(If none, please state "None.")

Section 15.  Assignments by Landlord.

Tenant has received no notice of any assignment, hypothecation or pledge of the Lease or rentals under the Lease by Landlord.

Section 16.  Assignments by Tenant.

Tenant has not sublet or assigned the Leased Premises or the Lease or any portion thereof to any sublessee or assignee. No one except Tenant and its employees will occupy the Leased Premises except as permitted under the Lease. The address for notices to be sent to Tenant is as set forth in the Lease.

Section 17.  Environmental Matters.

The operation and use of the Leased Premises does not involve the generation, treatment, storage, disposal or release into the environment of any hazardous materials, regulated materials and/or solid waste, except those used in the ordinary course of operating a retail store or restaurant (if so permitted by the Lease) or otherwise used in accordance with all applicable laws.

Section 18.  Notification by Tenant.

From the date of this Certificate and continuing the earlier to occur of (i) , 1997 and (ii) Buyer's acquisition of title to the Property, Tenant agrees to immediately notify Buyer, in writing, at the following address, on the occurrence of any event or the discovery of any fact that would make any representation contained in this Certificate inaccurate:

Section 19.  Percentage Rent.

Tenant is obligated to pay the following percentage rent:

Section 20.  Exclusive Use.

Tenant does not have the exclusive right to use the Property for any use except as specifically described below:

(If none, please state "None")

Section 21.  Tenant Improvements.

Landlord has paid any tenant improvement allowance and has completed the construction of any tenant improvements required by the Lease.

Section 22.  Right to Lease Other Space.

Tenant does not have a right of offer or refusal to lease any other space in the Property.

This Certificate may be relied on by Buyer, its successors and assigns, and any other person or entity who acquires an interest in the Premises in connection with the purchase of the Property or any person or entity which may finance such purchase. The undersigned acknowledges and agrees that the person or entity to whom this Certificate is addressed may assign this Certificate to a different person or entity that will complete the purchase of the Property and that the person or entity to whom the addressee assigns this Certificate shall have the right to enforce this Certificate to the same extent as if such assignee was the original addressee of this Certificate. Following the conveyance of the Property to Buyer or its successors or assigns, Tenant agrees that the Lease shall remain in full force and effect and shall inure to the benefit of the Buyer and its successors and assigns. In the event that Buyer acquires the Property, nothing in this estoppel certificate shall limit Tenant's obligations under the Lease.

Tenant his executed this Certificate as of the date first written above by the person named below, who is duly authorized to do so.

                                           TENANT

                                           By:
                                               -----------------------
                                               Name:
                                               Its:



                                  SCHEUDLE H

                                  RENT ROLL





                                 SCHEDULE I

                       TENANT NOTIFICATION LETTER FORM

                                      , 1997




All Tenants of College Square Shopping Center

Dear Tenants:The Price Reit, Inc. is no longer the owner of the College Square Shopping Center (the "Shopping Center"). The Shopping Center is now owned by (" "). You will be receiving another letter from instructing you concerning the future management of the property and where to make all future rental payments.

Very truly yours,

[TO BE SIGNED BY BUYER AND SELLER]






                                  Schedule J

                      Updated Due Diligence Information

1. A copy of any written notice received by Seller from a Tenant relating to its ability to perform its obligations under its lease, the default of Seller under the lease or the failure of Seller to perform its obligations under the lease.

2. A copy of any written notice received by Seller from any governmental or quasi governmental agency relating to the compliance of the Property with applicable laws, legal requirements that the Property will be required to comply with in the future or other governmental notices that affect the value or use of the Property.

3. Agreements with tenants for the amendment or modification of the tenant's lease.

4. Copies of any new leases entered into with tenants.

5. To the extent and at the time prepared by Seller, Seller's standard monthly operating statement for the Property.

6. To the extent and at the time prepared by Seller, an updated rent roll for the Property.






                                  Schedule K

                         List of Service Contracts


Klean-Rite Sweeping Service

Shield Security, Inc.

Casa Verde Landscape Maintenance Corporation

Star Kleen Service

Daylite Maintenance

Calsan Waste Collection & Recycling





        Exhibit 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES


                                     For the Six
                                     Months Ended     Year ended December 31,
                                    June 30, 1997         1996       1995
                                    -----------------------------------------
Net Income                             $11,120           $16,919    $16,386
Interest                                 7,232            11,826      7,070
Less interest capitalized
 during the period                        (881)             (469)      (415)
Amortization of deferred
 loan fees and discount                    314               714        284
                                    -----------------------------------------
        Earnings                       $17,785           $28,990    $23,325
                                    =========================================

Interest                                 7,232            11,826      7,070
Amortization of deferred
 loan fees and discount                    314               714        284
                                    -----------------------------------------
                                       $ 7,546           $12,540    $ 7,354
                                    =========================================

Ratio of Earnings to
 Fixed Charges                            2.36              2.31       3.17
                                    =========================================



                                        Year ended December 31,
                                        1994       1993        1992
                                    -----------------------------------
Net Income                            $16,904    $ 9,128     $ 4,118
Interest                                4,319      4,287       3,203
Less interest capitalized
 during the period                       (234)       (30)         -
Amortization of deferred
 loan fees and discount                   152         99          17
                                    -----------------------------------
        Earnings                      $21,141    $13,484       7,338
                                    ===================================

Interest                                4,319      4,287       3,203
Amortization of deferred
 loan fees and discount                   152         99          17
                                    -----------------------------------
                                      $ 4,471    $ 4,386     $ 3,220
                                    ===================================
Ratio of Earnings to
 Fixed Charges                           4.73       3.07        2.28
                                    ===================================



Exhibit 15.1 Letter Regarding Unaudited Interim Financial Information




August 14, 1997
The Board of Directors
The Price REIT, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 33-75548; Form S-8 No. 33-87812; and Form S-3
No. 333-16787 and related Prospectus) of The Price REIT, Inc. for the registration of 500,000 shares of its common stock; 600,000 shares of its common stock; and an aggregate maximum total of $65,021,500 of debt securities, preferred stock, common stock, and warrants for the purchase of its preferred stock or common stock, respectively, of our report dated July 23, 1997 relating to the unaudited condensed consolidated interim financial statements of The Price REIT, Inc. that is included in its Form 10-Q for the quarter ended June 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.





                                      /Ernst & Young LLP/


San Diego, California